EXHIBIT 10.1

EXECUTION VERSION

Deal CUSIP 04079AAC9

Revolving Loan CUSIP 04079AAE5

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JANUARY 2, 2015

AMONG

ARCBEST CORPORATION AND CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

AS BORROWERS,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

BRANCH BANKING AND TRUST COMPANY AND PNC BANK, NATIONAL ASSOCIATION,

AS SYNDICATION AGENTS

AND

U.S. BANK NATIONAL ASSOCIATION,
AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

i

ARTICLE IV CONDITIONS PRECEDENT		54

4.1.	Effective Date	54
4.2.	Each Credit Extension	55
4.3.	Designation of a Borrowing Subsidiary	56

ARTICLE V REPRESENTATIONS AND WARRANTIES		57

5.1.	Existence and Standing	57
5.2.	Authorization and Validity	57
5.3.	No Conflict; Government Consent	57
5.4.	Financial Statements	58
5.5.	Material Adverse Change	58
5.6.	Taxes	58
5.7.	Litigation and Contingent Obligations	58
5.8.	Subsidiaries	58
5.9.	ERISA	59
5.10.	Accuracy of Information	59
5.11.	Regulation U	59
5.12.	Material Agreements	59
5.13.	Compliance With Laws	59
5.14.	Ownership of Properties	59
5.15.	Plan Assets; Prohibited Transactions	59
5.16.	Environmental Matters	60
5.17.	Investment Company Act	60
5.18.	Insurance	60
5.19.	Subordinated Indebtedness	60
5.20.	Solvency	60
5.21.	No Default	60
5.22.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	60

ARTICLE VI COVENANTS		61

6.1.	Financial Reporting	61
6.2.	Use of Proceeds	62
6.3.	Notice of Material Events	63
6.4.	Conduct of Business	63
6.5.	Taxes	64
6.6.	Insurance	64
6.7.	Compliance with Laws and Material Contractual Obligations	64
6.8.	Maintenance of Properties	64
6.9.	Books and Records; Inspection	64
6.10.	Payment of Obligations	65
6.11.	Indebtedness	65
6.12.	Merger	66
6.13.	Sale of Assets	67
6.14.	Investments	67
6.15.	Acquisitions	69
6.16.	Liens	69
6.17.	Net Capital Expenditures	70

6.18.	Affiliates	71
6.19.	Subordinated Indebtedness	71
6.20.	Sale of Accounts	71
6.21.	Sale and Leaseback Transactions	71
6.22.	Restricted Payments	72
6.23.	Financial Covenants	72
6.24.	Further Assurances	73
6.25.	Post-Closing Covenant	74

ARTICLE VII DEFAULTS		74

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		77

8.1.	Acceleration; Remedies	77
8.2.	Application of Funds	78
8.3.	Amendments	79
8.4.	Preservation of Rights	80
8.5.	Secured Rate Management Transactions and Secured Cash Management Services	80

ARTICLE IX GENERAL PROVISIONS		80

9.1.	Survival of Representations	80
9.2.	Governmental Regulation	80
9.3.	Headings	81
9.4.	Entire Agreement	81
9.5.	Several Obligations; Benefits of this Agreement	81
9.6.	Expenses; Indemnification	81
9.7.	Numbers of Documents	82
9.8.	Accounting	82
9.9.	Severability of Provisions	83
9.10.	Nonliability of Lenders	83
9.11.	Confidentiality	84
9.12.	Nonreliance	84
9.13.	Disclosure	84
9.14.	USA PATRIOT ACT NOTIFICATION	84
9.15.	Bankruptcy Petition	84

ARTICLE X THE ADMINISTRATIVE AGENT		85

10.1.	Appointment; Nature of Relationship	85
10.2.	Powers	85
10.3.	General Immunity	85
10.4.	No Responsibility for Loans, Recitals, etc.	85
10.5.	Action on Instructions of Lenders	86
10.6.	Employment of Administrative Agents and Counsel	86
10.7.	Reliance on Documents; Counsel	86

10.8.	Administrative Agent’s Reimbursement and Indemnification	86
10.9.	Notice of Event of Default	87
10.10.	Rights as a Lender	87
10.11.	Lender Credit Decision, Legal Representation	87
10.12.	Successor Administrative Agent	88
10.13.	Administrative Agent and Arranger Fees	89
10.14.	Delegation to Affiliates	89
10.15.	Execution of Collateral Documents	89
10.16.	Collateral Releases	89
10.17.	Syndication Agents, etc.	90
10.18.	No Advisory or Fiduciary Responsibility	90

ARTICLE XI SETOFF; RATABLE PAYMENTS		90

11.1.	Setoff	90
11.2.	Ratable Payments	91

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		91

12.1.	Successors and Assigns	91
12.2.	Participations	92
12.3.	Assignments	93
12.4.	Amendment and Restatement	94
12.5.	New Lender	95

ARTICLE XIII NOTICES		96

13.1.	Notices; Effectiveness; Electronic Communication	96

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		97

14.1.	Counterparts; Effectiveness	97
14.2.	Electronic Execution of Assignments	97

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		97

15.1.	CHOICE OF LAW	97
15.2.	CONSENT TO JURISDICTION	98
15.3.	WAIVER OF JURY TRIAL	98

SCHEDULES

PRICING SCHEDULE

SCHEDULE 1 — Commitments

SCHEDULE 5.8 - Subsidiaries

SCHEDULE 5.14 — Properties

SCHEDULE 6.11 — Indebtedness

SCHEDULE 6.14 — Investments

SCHEDULE 6.16 — Liens

EXHIBITS

EXHIBIT A — Reserved

EXHIBIT B — Form of Compliance Certificate

EXHIBIT C — Form of Assignment and Assumption Agreement

EXHIBIT D-1 — Form of Borrowing Notice

EXHIBIT D- 2 — Form of Payment Notice

EXHIBIT E — Form of Note

EXHIBIT F — Form of Increasing Lender Supplement

EXHIBIT G — Form of Augmenting Lender Supplement

EXHIBIT H — Reserved

EXHIBIT I-1 — Form of Borrowing Subsidiary Agreement

EXHIBIT I-2 — Form of Borrowing Subsidiary Termination

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (this “Agreement”), dated as of January 2, 2015, is among ArcBest Corporation (formerly known as Arkansas Best Corporation) and each of its direct or indirect Subsidiaries that joins this Agreement from time to time as a Borrowing Subsidiary, the Lenders and U.S. Bank National Association, a national banking association, as a LC Issuer, Swing Line Lender and as Administrative Agent.  The parties hereto agree as follows:

PRELIMINARY STATEMENT

WHEREAS, the Borrowers, certain of the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of June 15, 2012 (as amended, restated, supplemented or otherwise modified prior to the effectiveness hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in its entirety.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto acknowledge that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which any Borrower or any Subsidiary (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Active Subsidiary” means each Subsidiary which, as of the most recent fiscal quarter of the Parent, for the period of four (4) consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 6.1, contributed greater than 2% of the Parent’s Consolidated EBITDA for such period or greater than 2% of the Parent’s total assets as of the end of such period.

“Additional Commitment” is defined in Section 2.24.

“Adjusted Leverage Ratio” is defined in Section 6.23(b).

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof, as the same may be increased from time to time pursuant to Section 2.24 or reduced from time to time pursuant to Section 2.7.  As of the date of this Agreement, the Aggregate Commitment is $150,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) 0.0%, (ii) the Prime Rate for such day, (iii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iv) the Eurodollar Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the Available Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Pledge Percentage” means, in the case of a pledge of equity interests of a First Tier Foreign Subsidiary, 65%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means U.S. Bank, and its successors, in its capacity as Sole Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Augmenting Lender” is defined in Section 2.24.

“Authorized Officer” means any of the chief financial officer, treasurer, assistant treasurer or corporate secretary of any Borrower, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Borrowers” means, collectively, the Parent and each Material Domestic Subsidiary of the Parent that becomes a Borrowing Subsidiary hereunder pursuant to Section 2.23.

“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Borrowing Subsidiary” means, at any time, each Material Domestic Subsidiary designated as a Borrowing Subsidiary by the Parent pursuant to Section 2.23, in each case until such Person has ceased to be a Borrowing Subsidiary pursuant to Section 2.23.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit I-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit I-2.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York, Minneapolis, Minnesota and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the principal amount of the obligations of such Person under Capitalized Leases which would be required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable LC Issuer shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) variable denomination floating rate demand notes issued by companies with a parent credit rating of at least A- by S&P or the equivalent rating by Moody’s, (v) certificates of deposit, bankers’ acceptances, overnight Federal funds transactions and time deposits (A) issued or sold by or on deposit with (1) Lenders, their Affiliates or their respective holding companies or (2)

commercial banks (whether domestic or foreign) having assets in excess of $500,000,000 or (B) which are FDIC insured (up to the amount covered by such FDIC insurance); provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (vi) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s, and (vii) other Investments consented to by the Administrative Agent; provided that, for purposes of determining compliance with Section 6.14 of this Agreement, any Investment that, when initially made or acquired, satisfies the requirements of this definition may continue to be held notwithstanding that such Investment, if made or acquired thereafter, would not comply with such requirements.

“Cash Management Services” means any banking services that are provided to any Borrower or any Subsidiary by the Administrative Agent, any LC Issuer or any of their Affiliates (other than pursuant to this Agreement) or any other Lender or any of its Affiliates, including without limitation:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of voting stock of the Parent or (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (x) nominated by the board of directors of the Parent nor (y) appointed by directors so nominated.

“Change in Law” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents in which a security interest or Lien is or is required to be granted thereunder and any and all other property of any Loan Party, now existing or hereafter acquired, that may be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, and all other agreements, instruments and documents that are intended to create, perfect or evidence Liens upon the Collateral as security for payment of the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, UCC financing statements, mortgages, assignments and deeds of trust whether heretofore, now, or hereafter executed by the Loan Parties or any of their Subsidiaries and delivered to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 8.1(a).

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of and Swing Line Loans made to, the

Borrowers, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3(c) or as otherwise modified from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted Funded Indebtedness” means, at any time, the sum of (a) Indebtedness of the Parent and its Subsidiaries of the types described in clauses (i), (ii), (iv), (vi), (vii) and (x) of the definition of Indebtedness, calculated on a consolidated basis as of such time (provided¸ that solely the issued, non-cash collateralized obligations with respect to standby and commercial letters of credit shall be included in such calculation), plus (b) the product of Consolidated Rentals for the immediately preceding twelve month period, determined as of the end of such period, multiplied by six (6), minus (c) the amount of Unrestricted Cash at such time in excess of $25,000,000 in the aggregate.

“Consolidated EBITDA” means Consolidated Net Income (for the avoidance of doubt, excluding any one-time cumulative effect adjustment resulting from giving effect to a change in accounting for revenue required by ASC 606 (Revenue From Contracts With Customers) or its replacement), plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes, (iii) depreciation, (iv) amortization (including, without limitation, amortization of net actuarial losses and pension settlement expenses as reflected in the Parent’s financial statements from time to time), (v) extraordinary non-cash expenses, charges or losses occurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation, and (vi) non-cash impairment write-downs or charges related to goodwill and other intangible assets, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) income tax credits and refunds (to the extent not netted from tax expense), and (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Parent and its Subsidiaries on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period any Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (b) if during such Reference Period any Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis consistent with the calculation of Consolidated EBITDA hereunder as if such Material Acquisition occurred on the first day of such Reference Period;

provided that such pro forma adjustments shall not be made in calculating the Interest Coverage Ratio.

“Consolidated EBITDAR” means the sum of (a) Consolidated EBITDA plus (b) Consolidated Rentals for the applicable Reference Period plus (c) fees and expenses arising directly in respect of any Permitted Acquisition (including, without limitation, fees and expenses directly associated with the financing of such Acquisition) plus (d) fees and expenses arising directly from failed Acquisitions and divestitures, net of any gains from such failed Acquisitions and divestitures plus (e) transactional fees and expenses directly associated with the incurrence of Indebtedness (including in connection with this Agreement) or the issuance of equity interests in Parent (provided, that such transactional fees and expenses during any fiscal year shall not exceed, in the aggregate, $2,000,000; provided, further, that the limitation in the foregoing proviso shall not apply to transactional fees and expenses incurred in connection with this Agreement); in each case of clauses (c), (d) and (e), reasonably acceptable to the Administrative Agent.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.6.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Daily Eurodollar Base Rate” means, with respect to a Swing Line Loan, the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollar LIBOR administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for one month appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on a Business Day, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Daily Eurodollar Base Rate for one month shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for one month as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on a Business Day, provided that, if no such interest settlement rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) is available to the Administrative Agent, the applicable Daily Eurodollar Base Rate for one month shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on a Business Day in the approximate amount of U.S. Bank’s relevant Swing Line Loan and having a maturity equal to one month.  For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Daily Eurodollar Base Rate, such interest rate shall change as and when the Daily Eurodollar Base Rate shall change.

“Daily Eurodollar Loan” means a Swing Line Loan which, except as otherwise provided in Section 2.11, bears interest at the Daily Eurodollar Rate.

“Daily Eurodollar Rate” means, with respect to a Swing Line Loan, the sum of (a) the quotient of (i) the Daily Eurodollar Base Rate, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, any LC Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the LC Issuers or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrowers, each LC Issuer, the Swing Line Lender and each Lender.

“Disqualified Lenders” means, collectively or individually as the context requires, (a) those Persons identified in writing by the Parent to the Administrative Agent prior to the Effective Date, and (b) other Persons approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), in each case identified in writing by the Parent to the Administrative Agent from time to time on or after the Effective Date; provided, that during the continuance of any Event of Default under Sections 7.2, 7.6 or 7.7, no such Person shall constitute a Disqualified Lender for purposes hereof.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of a Loan Party incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied or waived.

“Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, that no (a) Disqualified Lender, (b) Defaulting Lender or

Affiliate thereof, or any Person who, upon becoming a Lender, would constitute a Defaulting Lender or an Affiliate thereof, or (c) natural Person (or holding company, investment vehicle or trust for or owned and operated for the primary benefit of a natural Person) shall constitute an Eligible Assignee.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the greater of (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollar LIBOR administered by ICE Benchmark Administration (or any other

Person that takes over the administration of such rate) appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Event of Default” is defined in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (a) imposed by the respective jurisdiction (or political subdivision thereof) under the laws of which such Lender or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, or (b) that are Other Connection Taxes, (ii) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Lender with respect to an applicable interest in a Loan, Commitment or Reimbursement Obligation pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan, Commitment or Reimbursement Obligation or (b) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (iii) Taxes attributable to the failure by any Lender, applicable Lending Installation or Administrative Agent to comply with Section 3.5(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.  For purposes of this definition, any reference to the term “Lender” includes any LC Issuer.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” is defined in the preamble hereto.

“Facility LC” is defined in Section 2.19(a)

“Facility LC Application” is defined in Section 2.19(c).

“Facility LC Collateral Account” is defined in Section 2.19(k).

“Facility Termination Date” means January 2, 2020 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its reasonable discretion.

“Fee Letter” is defined in Section 10.13.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is directly owned by a Loan Party.

“Foreign Subsidiary” means any Subsidiary of a Loan Party organized under the laws of a jurisdiction not located in the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s ratable share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be as of the date of any assignment thereto pursuant to Section 12.3 hereof) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Guarantor” means each Material Domestic Subsidiary of the Parent that is a party to the Guaranty, either on the date hereof or pursuant to the terms of Section 2.23 or Section 6.24(a), and each such Person’s successors and assigns.

“Guaranty” means that certain Guaranty dated as of June 15, 2012 executed by each of the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time subject to the terms hereof and thereof.

“Hazardous Materials” means any explosive or radioactive substances or wastes,  any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“IDB Transactions” means, collectively, the issuance of industrial development bonds of the City of Fort Smith, Arkansas to Parent or a Subsidiary, the corresponding payment of lease obligations by Parent or a Subsidiary and the other transactions contemplated in connection with the construction of new corporate headquarters of the Parent and its Subsidiaries, all as disclosed to the Administrative Agent prior to the Effective Date.

“Increasing Lender” is defined in Section 2.24.

“Incremental Term Loan” is defined in Section 2.24.

“Incremental Term Loan Amendment” is defined in Section 2.24.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, other than endorsements for collection or deposit and Indebtedness resulting from a bank or other financial institution honoring checks, drafts or similar instruments inadvertently drawn against insufficient funds, in each case in the ordinary course of business, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person in respect of Indebtedness under any other clause of this definition, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, (x) Receivables Transaction Attributed Indebtedness, and (xi) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as debt on the consolidated balance sheet of such Person; provided that no compensation payments made to, or compensation accrued but unpaid as of the measurement date relating to, any employee of any Person acquired through any Permitted Acquisition shall be deemed Indebtedness for so long as (A) the requirement to pay such compensation arises under the agreements, documents and instruments evidencing the applicable Acquisition and (B) such compensation is not evidenced by a promissory note, instrument or other similar agreement; provided, further, that surety bonds shall not be deemed Indebtedness.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Coverage Ratio” is defined in Section 6.23(a).

“Interest Period” means, with respect to a Eurodollar Advance, a period of one (1), two (2), three (3), six (6), or if available to all Lenders, twelve (12) months, in each case commencing on a Business Day selected by a Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three (3), six (6) or twelve (12) months thereafter, respectively, provided, however, if there is no such numerically corresponding day in such next, second, third, sixth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth or twelfth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person; provided that, for purposes of determining compliance with any monetary basket set forth in Section 6.14, the amount of any Investment shall be the amount actually invested in or paid for such Investment, less any cash returns, cash dividends or other cash distributions of any kind received by the applicable Loan Party or Subsidiary in respect of such Investment.

“LC Fee” is defined in Section 2.19(d).

“LC Issuers” means, individually or collectively as the context requires, (a) U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) and (b) such other Lenders or affiliates of a Lender as a Borrower may designate as LC Issuers from time to time with the consent of the Administrative Agent and such designated Lender or affiliate of a Lender, in each case in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19(e).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.  Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender, a LC Issuer or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, such LC Issuer or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative

Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender, such LC Issuer or the Administrative Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security or similar collateral deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement.

“List of Closing Documents” means the List of Closing Documents, dated as of the date hereof, agreed to among the Borrowers and the Administrative Agent, identifying the agreements, documents and instruments required to be delivered on the Effective Date or within an agreed period of time thereafter, as applicable.

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Collateral Documents, the Guaranty, any Note or Notes, the Fee Letter, each Borrowing Subsidiary Agreement and all related agreements delivered pursuant to Sections 2.23 or 4.3, each Increasing Lender Supplement and Augmenting Lender Supplement and all related agreements delivered pursuant to Section 2.24 and each Assignment and Assumption Agreement, and any amendment, restatement, supplement or other modification of any of the foregoing, now or in the future, executed by any Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually or collectively, the Borrowers and the Guarantors.

“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by a Borrower or Subsidiary in excess of $5,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its material obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property (other than inventory in the ordinary course of business) that yields gross proceeds to a Borrower or Subsidiary in excess of $5,000,000.

“Material Domestic Subsidiary” means each Domestic Subsidiary of the Parent (i) which, as of the most recent fiscal quarter of the Parent, for the period of four (4) consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 6.1, contributed greater than 5% of the Parent’s Consolidated EBITDA for such period or (ii) which contributed greater than 5% of the Parent’s total assets as of such date; provided that, if at any time the aggregate amount of the Consolidated EBITDA or consolidated total assets of all Subsidiaries that are not Material Domestic Subsidiaries exceeds 15% of the Parent’s

Consolidated EBITDA for any such period or 15% of the Parent’s total assets as of the end of any such fiscal quarter, the Parent (or, in the event the Parent has failed to do so within twenty (20) days, the Administrative Agent) shall designate sufficient Subsidiaries of the Parent as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Indebtedness” means Indebtedness of any Borrower or any Subsidiary in an outstanding principal amount of $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all LC Issuers with respect to such Defaulting Lender for all Facility LCs issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and each LC Issuer in their reasonable discretion.

“Modify” and “Modification” are defined in Section 2.19(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto pursuant to the terms thereof and hereof.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), title commitments, evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, other surveys, appraisals, environmental assessments and reports, environmental insurance, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time; provided, that solely with respect to the real property for which Mortgages are being delivered as of the Effective Date, the only Mortgage Instruments that will be required are those described in Section 4.1(m).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrowers or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Capital Expenditures” means Capital Expenditures minus the proceeds of asset sales or dispositions permitted under this Agreement (including pursuant to a casualty or a condemnation or similar proceeding) that are applied by a Borrower or any Subsidiary to (x)

acquire, replace or rebuild or (y) commence rebuilding or obtain a binding commitment to acquire, replace or rebuild, in each case, real property, equipment or other tangible assets (excluding inventory) to be used in the business of any Borrower or any Subsidiary; provided, that such proceeds are applied within 360-days after receipt of such proceeds.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii)  any insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (in the case of fees, other than to Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer).

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” is defined in Section 2.13(d).

“Notes Payable” means all interest-bearing Indebtedness, excluding (i) the Obligations hereunder, (ii) Capitalized Lease Obligations, (iii) Subordinated Indebtedness and (iv) Receivables Transaction Attributed Indebtedness.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and all LC Obligations, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrowers or any Borrower to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents; provided, that “Obligations” shall exclude all Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Parent” means ArcBest Corporation (formerly known as Arkansas Best Corporation), a Delaware corporation.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(c).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the last day of each calendar quarter, provided, that if such day is not a Business Day, the Payment Date shall be the immediately preceding Business Day.

“Payment Notice” is defined in Section 2.7.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by any Borrower or any Subsidiary, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same or a related line of business as any Borrower or Subsidiary or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (e) as of the date of the consummation of such Acquisition, the Parent shall have (i) a pro forma Adjusted Leverage Ratio of less than or equal to 3.25 to 1.00 for the four (4) fiscal quarter period most recently ended prior to such date and (ii) pro forma compliance with the financial covenants contained in Section 6.23 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period; provided, that if the total consideration for such Acquisition is equal to or greater than $15,000,000, the Parent shall have furnished to the Administrative Agent, prior to the consummation of the applicable Permitted Acquisition, a certificate demonstrating compliance with clauses (i) and (ii) of this clause (e) in reasonable detail, and (f) the total consideration paid (i) for any single Permitted Acquisition shall not exceed $75,000,000, and (ii) all Permitted Acquisitions shall not exceed $125,000,000 in the aggregate in any fiscal year; provided, that if the Parent shall have furnished to the Administrative Agent, prior to the consummation of any Permitted Acquisition, a certificate demonstrating in reasonable detail that the Parent shall have a pro forma Adjusted Leverage Ratio of less than or equal to 2.50 to 1.00 after giving effect to the applicable Permitted Acquisition, the total consideration limits set forth in this clause (f) shall not apply to such Permitted Acquisition.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Borrower or any ERISA Affiliate may have any liability.

“PNC Qualified Receivables Transaction” means the receivables financing facility evidenced by (i) the Receivables Loan Agreement dated as of June 15, 2012, among ABF Freight Funding LLC, as borrower, ABF Freight System, Inc., as initial servicer, and PNC Bank, National Association, as lender, letter of credit issuer and agent, (ii) the Amended and Restated Receivables Sale Agreement dated as of June 15, 2012, between ABF Freight System, Inc., as originator, and ABF Freight Funding LLC, as buyer, (iii) the Receivables Sale Agreement dated as of December 30, 2009, between ABF Multimodal, Inc. (f/k/a FreightValue, Inc.), as originator, and ABF Freight System, Inc., as buyer and (iv) the Performance Guaranty dated as of June 15, 2012, made by ArcBest Corporation (f/k/a Arkansas Best Corporation) in favor of PNC Bank, National Association, in each case (A) as in effect on the date hereof and (B) as may be modified in conformity with the proviso of the definition of “Qualified Receivables Transaction” or with the consent of the Required Lenders.

“Pricing Schedule” means the Schedule attached hereto and identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged by them to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Revolving Loans, Swing Line Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans and funded or unfunded participations in Swing Line Loans and Facility LCs would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).

“Purchasers” is defined in Section 12.3(a).

“Qualified Receivables Transaction” means any of the following:

(a) the PNC Qualified Receivables Transaction; and

(b) any other transaction or series of transactions that may be entered into by any Borrower or any other Subsidiary of the Parent pursuant to which any Borrower or any other Subsidiary of the Parent may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto;

provided that:

(i)                                     the PNC Qualified Receivables Transaction shall not be amended, modified, refinanced or replaced subsequent to the date hereof to include or modify any negative covenants (to the extent such negative covenants are reflected both in the PNC Qualified Receivables Transaction and the Loan Documents or such negative covenants are of the type that would be typical or customary for the transactions contemplated by the Loan Documents), financial covenants or events of default such that are more restrictive or onerous than those set forth in the Loan Documents unless the Loan Documents are contemporaneously amended or modified to include the applicable revisions and/or provisions;

(ii)                                  all of the terms and conditions of a transaction or series of transactions described in clause (b), including, without limitation, the amount and type of any recourse to any Borrower or any other Subsidiary with respect to the assets transferred, are, taken as a whole, no more restrictive or onerous in any material respect on the relevant Borrowers or Subsidiaries than the terms and conditions hereunder and under the other Loan Documents;

(iii) any Indebtedness incurred in connection with the PNC Qualified Receivables Transaction or such transaction or series of transactions described in clause (b) is incurred at a market rate of interest;

(iv) any security given by such Person or Persons to secure such Indebtedness is limited to (A) the accounts receivable of such Person or Persons, the goods and inventory the sale of which gave rise to such accounts receivable, the liens, security interests, instruments and agreements arising under the contracts evidencing such accounts receivable and securing payment therefor, the contracts, records, and rights and payments directly corresponding to such accounts receivable, and the proceeds of any of the foregoing, in each case, sold to any special-purpose entity formed pursuant to any such Qualified Receivables Transaction and pledged thereunder, (B) all Deposit Accounts, Securities Accounts, other deposits (general or special, time or demand, provisional or final) with any bank or financial institution, cash collections, and other cash proceeds, and all proceeds of any of the foregoing, in each case related to any such Qualified Receivables Transaction, and (C) all assets of such special-purpose entity; and

(v) the Receivables Transaction Attributed Indebtedness incurred in connection with PNC Qualified Receivables Transaction and such transaction or series of transactions described in clause (b) does not exceed the principal amount of $125,000,000.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.19 to reimburse all LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reports” is defined in Section 9.6(a).

“Required Lenders” means at least two (2) Lenders in the aggregate having greater than 50% of the Aggregate Outstanding Credit Exposure.  The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) in respect of any equity interest in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in any Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in any Borrower or any Subsidiary thereof, but excluding, for the avoidance of doubt, payments in respect of any purchase price adjustments, earn-outs, indemnification obligations or similar Contingent Obligations in connection with any Permitted Acquisition or any disposition permitted under Section 6.13.

“Revolving Loan” means with respect to any Lender, individually or collectively as the context requires, such Lender’s loans made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the U.S. Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations in connection with Cash Management Services provided to the Borrowers or any Subsidiary by the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, and (iii) all Rate Management Obligations in connection with any Rate Management Transactions provided to the Borrowers or any Subsidiary by the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, but excluding, for the avoidance of doubt, all Excluded Swap Obligations.

“Security Agreement” means that certain Pledge and Security Agreement dated as of June 15, 2012 by and among the Loan Parties and the Administrative Agent, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.

“Solvent” means, with respect to any Person, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

“Stated Rate” is defined in Section 2.21.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written reasonable satisfaction of the Required Lenders and the Administrative Agent and none of the principal of which is payable until at least 180 days after the Facility Termination Date.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.

“Substantial Portion” means, with respect to the Property of the Parent and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Parent and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Parent and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Counterparty” means, with respect to any swap with the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, any Person that is or becomes a party to such swap.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any swap between the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing and one or more Swap Counterparties.

“Swing Line Borrowing Notice” is defined in Section 2.4(b).

“Swing Line Lender” means U.S. Bank or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to a Borrower by the Swing Line Lender pursuant to Section 2.4.

“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrowers at any one time, which, as of the date of this Agreement, is $20,000,000.

“Syndication Agents” means each of Branch Banking and Trust Company and PNC Bank, National Association.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including interest, additions to tax and penalties applicable thereto.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States Person” means any Person that is a United States person as defined in section 7701(a)(30) of the Code.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee or obligations under any Rate Management Agreement or in respect of Cash Management Services) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date of determination, that portion of the Parent’s and its consolidated Domestic Subsidiaries’ aggregate cash and Cash Equivalent Investments that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder, other than (a) Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document and (b) bankers’ liens), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  For purposes of this Agreement, Loans and Advances may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Advance”).

ARTICLE II

THE CREDITS

2.1.                            Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrowers and participate in Facility LCs issued upon the request of the applicable Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender’s Outstanding Credit Exposure shall not exceed its Commitment and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow the Loans at any time prior to the Facility Termination Date.  Unless previously terminated, the Commitments hereunder shall expire on the Facility Termination Date.  The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.  The Borrowers shall be jointly and severally liable in respect of all amounts owing in respect of the Loans and Facility LCs.

2.2.                            Required Payments; Termination.  If at any time the amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrowers shall immediately make a payment on the Loans or Cash Collateralize the LC Obligations in an account with the Administrative Agent pursuant to Section 2.19(k) sufficient to eliminate such excess.  The Aggregate Outstanding Credit Exposure and all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full (other than Unliquidated Obligations) by the Borrowers on the Facility Termination Date.

2.3.                            Ratable Loans; Types of Advances.  Each Advance hereunder (other than any Swing Line Loan) shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.  The Advances may be Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the applicable Borrower in accordance with Section 2.4.

2.4.                            Swing Line Loans.

(a)                                 Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction or waiver of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, at its option, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Loans, plus (ii) the outstanding Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Commitment at such time.  Subject to the terms of this Agreement (including, without limitation the reasonable discretion of the Swing Line Lender), the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

(b)                                 Borrowing Notice.  In order to borrow a Swing Line Loan, the applicable Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Central time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

(c)                                  Making of Swing Line Loans; Participations.  Not later than 2:00 p.m. (Central time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the applicable Borrower on the Borrowing Date by wire or other electronic transfer to a U.S. account or U.S. accounts designated by such Borrower that are reasonably acceptable to the Administrative Agent.  Each time that a Swing Line Loan is made by the Swing Line Lender, the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender, a participation in such Swing Line Loan in proportion to its Pro Rata Share.

(d)                                 Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrowers on the date selected by the Administrative Agent.  The Borrowers agree and confirm that they are jointly and severally liable for all amounts owing under or in connection with the Swing Line Loans.  In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.4(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than 12:00 noon (Central time) on the date of any notice received pursuant to this Section 2.4(d), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II.  Unless a Lender shall have notified the Swing Line Lender, prior to the Swing Line Lender’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d)

to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5.                            Commitment Fee.  The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to but excluding the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.  Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due to any Lender hereunder, except with respect to the Swing Line Lender and any other Lender to the extent it has funded a participation in any such Swing Line Loans.

2.6.                            Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $500,000 and incremental amounts in integral multiples of $100,000, and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $100,000 and incremental amounts in integral multiples of $25,000, provided, however, that any Base Rate Advance may be in the amount of the Available Aggregate Commitment.

2.7.                            Reduction of Aggregate Commitments; Optional Principal Payments.  The Borrowers may, without penalty or premium, permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the amount of the Aggregate Commitment at such time), upon at least three (3) Business Days’ prior written notice to the Administrative Agent by 11:00 a.m. (Central time) in the form of Exhibit D-2 (a “Payment Notice”), which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued commitment fees shall be payable on the effective date of any termination in full of all obligations of the Lenders to make Credit Extensions hereunder.  The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Advances (other than Swing Line Loans)

upon same day notice by 11:00 a.m. (Central time) to the Administrative Agent.  The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Central time) on the date of repayment.  The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Eurodollar Advances upon delivery of a notice by 11:00 a.m. (Central time) to the Administrative Agent at least two (2) Business Days prior to such repayment.  Notwithstanding any contrary provision in any Loan Document, any notice of prepayment delivered by the Borrowers in connection with (i) any refinancing of all or any portion of the Loans, (ii) any incurrence of Indebtedness or (iii) any asset sale or other disposition, in each case the proceeds of which transaction are intended to be used for such prepayment, may be contingent upon the consummation of such transaction and may be revoked by the Borrowers in the event such transaction is not consummated; provided, that should any such revocation occur, the Borrowers shall pay any associated funding indemnification amounts required by Section 3.4 and any other losses incurred by the Lenders as a result of such revocation.

2.8.                            Method of Selecting Types and Interest Periods for Advances.  The applicable Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The applicable Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D-1 (a “Borrowing Notice”) not later than 11:00 a.m. (Central time) on the Borrowing Date of each Base Rate Advance (other than a Swing Line Loan) and two (2) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)                                     the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)                                  the aggregate amount of such Advance,

(iii)                               the Type of Advance selected, and

(iv)                              in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 11:00 a.m. (Central time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower by wire or other electronic transfer to a U.S. account or U.S. accounts designated by such Borrower that are reasonably acceptable to the Administrative Agent.

2.9.                            Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods.  Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest

Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  The applicable Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance.  The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurodollar Advance, conversion of a Eurodollar Advance to a Base Rate Advance, or continuation of a Eurodollar Advance not later than 11:00 a.m. (Central time) at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)                                     the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)                                  the Type of the Advance which is to be converted or continued, and

(ii)                                  the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than eight (8) Interest Periods in effect hereunder.

2.10.                     Interest Rates.  Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or, for Advances, is automatically converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to, at the applicable Borrower’s option, the Base Rate for such day or the Daily Eurodollar Rate.  Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate applicable to such Eurodollar Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule.  No Interest Period may end after the Facility Termination Date.

2.11.                     Rates Applicable After Event of Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of an Event of Default the Required Lenders may, at their option, by written notice to the Borrowers (which notice (and implementation) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall from and after such notice bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (ii) each Base Rate Advance shall from and after such notice bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2.00% per annum and (iii) the LC Fee shall be increased by 2.00% per annum, provided that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.  After an Event of Default has been waived, the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.12.                     Method of Payment.  All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrowers, by 1:00 p.m. (Central time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuers have not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the accounts of the Borrowers maintained with U.S. Bank for each payment of principal, interest and fees as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuers, in the case of payments required to be made by the Borrowers to the LC Issuers pursuant to Section 2.19(f)

2.13.                     Noteless Agreement; Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)                                  The Register and the corresponding entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)                                 Any Lender (including the Swing Line Lender) may request that its Loans be evidenced by a promissory note representing its Loans, substantially in the form of Exhibit E (with appropriate changes for notes evidencing Swing Line Loans) (a “Note”).  In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note payable to such Lender in a form supplied by the Administrative Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b)(i) and (ii) above.

2.14.                     Telephonic Notices.  Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic or e-mail notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrowers, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically and by e-mail.  Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic or e-mail notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent demonstrable error.  The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.

2.15.                     Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Base Rate Advance and each Swing Line Loan shall be payable in arrears on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest at the Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 (Central time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

2.16.                     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from any LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.                     Lending Installations.  Each Lender may book its Advances and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18.                     Non-Receipt of Funds by the Administrative Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrowers, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.19.                     Facility LCs.

(a)                                 Issuance.  Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby or commercial letters of credit denominated in Dollars

(each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the applicable Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $20,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one (1) year after its issuance; provided, however, that (x) the expiry date of a Facility LC may be up to one (1) year later than the fifth Business Day prior to the Facility Termination Date if the Borrowers have posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms reasonably satisfactory to the Administrative Agent in an amount equal to 103% of the LC Obligations with respect to such Facility LC, and (y) any LC Issuer may issue any Auto-Extension Facility LC in accordance with Section 2.19(c) below.

(b)                                 Participations.  Upon the issuance or Modification by any LC Issuer of a Facility LC, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

(c)                                  Notice.  Subject to Section 2.19(a), the Borrowers shall give the Administrative Agent notice prior to 11:00 a.m. (Central time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the Administrative Agent shall promptly notify the applicable LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be reasonably satisfactory to the applicable LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the applicable LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  No LC Issuer shall have an independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that no LC Issuer shall issue a Facility LC if, on or before the proposed date of issuance, the applicable LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived.  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.  If a Borrower so requests in any applicable Facility LC Application, the applicable LC Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Facility LC”); provided that any such Auto-Extension Facility LC must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Facility LC) by giving prior notice to the beneficiary thereof not later than a day

(the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable LC Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Facility LC has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Facility Termination Date; provided, however, that such LC Issuer shall not permit any such extension if (A) such LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Facility LC in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such LC Issuer not to permit such extension.

(d)                                 LC Fees.  The Borrowers shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”).  The Borrowers shall also pay to the applicable LC Issuer for its own account (x) a fronting fee in an amount agreed upon between such LC Issuer and the Borrowers and (y) on demand, all amendment, drawing and other fees regularly charged by such Issuer to its letter of credit customers that are similarly situated to the Parent and its Subsidiaries and all reasonable and documented out-of-pocket expenses incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC and regularly charged to its letter of credit customers that are similarly situated to the Parent and its Subsidiaries.  The Borrowers agree and confirm that they shall be jointly and severally liable for all such fees and other amounts.

(e)                                  Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the applicable LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by any LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse each LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.19(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of any LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Central time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   Reimbursement by Borrower.  The Borrowers shall be irrevocably and unconditionally obligated on a joint and several basis to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by each LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrowers nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrowers or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) any LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by any LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2.00% per annum plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date; provided that with respect to any outstanding Reimbursement Obligation that is not paid when due, prior to the occurrence of an Event of Default, and so long as the conditions set forth in Section 4.2 are satisfied at the time of such Revolving Loan, the Administrative Agent shall require, without further notice from any Borrower, each Lender (including the applicable LC Issuer), by written notice, to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Reimbursement Obligation (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Reimbursement Obligation.  Not later than 12:00 noon (Central time) on the date of any notice received pursuant to this Section 2.19(f), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  Revolving Loans made pursuant to this Section 2.19(f) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.19(f), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19(e).  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction or waiver of the applicable conditions precedent set forth in

Article IV), a Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(g)                                  Obligations Absolute.  The Borrowers’ obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrowers or of any of their Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuers shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrowers agree that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to the Borrowers.  Nothing in this Section 2.19(g) is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

(h)                                 Actions of LC Issuers.  The LC Issuers shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by each LC Issuer.  The LC Issuers shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(i)                                     Indemnification.  The Borrowers hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which a LC Issuer may incur (i) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer under this Section 2.19 (but nothing herein contained shall affect any rights the Borrowers may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

(j)                                    Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

(k)                                 Facility LC Collateral Account.  During the continuance of any of the events described in Sections 2.19(a) (with respect to a Facility LC with an expiration date later than the fifth Business Day prior to the Facility Termination Date), 2.22 or 8.1 in connection with which any Person is expressly required to post Cash Collateral pursuant to such Sections, each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements reasonably satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1.  Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of its right, title and interest in and to all funds that may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding thirty (30) days.  Nothing in this Section 2.19(k) shall either obligate the Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.22 or Section 8.1.

(l)                                     Rights as a Lender.  In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.20.                     Replacement of Lender.  If any Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurodollar Advances shall be suspended pursuant to Section 3.3 or if any Lender defaults in its obligation to make a Loan, reimburse any LC Issuer pursuant to Section 2.19(e) or the Swing Line Lender pursuant to Section 2.4(d) or declines to approve an amendment or waiver that is approved by the Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrowers may elect, so long as the condition, issue or event permitting the replacement of the Affected Lender continues, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) any Eligible Assignee or another bank or other Person that is reasonably satisfactory to the Borrowers and the Administrative Agent and, to the Borrowers’ and the Administrative Agent’s reasonable satisfaction, which Eligible Assignee or other bank or Person does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances and other Obligations under this Agreement and the other Loan Documents due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5.

2.21.                     Limitation of Interest.  The Borrowers, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls.  As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement.  In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.22.                     Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(a)(v); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22(a)(v); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).

(C)                               With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the LC Issuers and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuers’ or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b)                                 Defaulting Lender Cure.  If the Borrowers and the Administrative Agent, the Swing Line Lender and the LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swing Line Loans/Facility LCs.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the LC Issuers shall not be required to issue, extend, renew or increase any Facility LC unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)                                 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any LC Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)                                     Grant of Security Interest.  Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below.  If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided or any bankers’ lien or ordinary course setoff rights of depositary banks with respect to the Cash Collateral (provided, that any such bankers’ liens or setoff rights are either in favor of the Administrative Agent or are subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(iii)          Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuers’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuers that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and the LC Issuers may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by a Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.23.                     Designation of Borrowing Subsidiaries.  The Parent may from time to time request that a Material Domestic Subsidiary be added to this Agreement and the other Loan Documents as an additional Borrower with the ability to request and receive Loans from the Lenders (each, a “Borrowing Subsidiary”).  Each such request shall be delivered in writing to the Administrative Agent and shall specify the name of such Material Domestic Subsidiary, such Material Domestic Subsidiary’s jurisdiction of organization, and the Business Day on which the Parent would like such joinder to be given effect.  Such request shall be delivered at least thirty (30) days prior to the date on which the Parent wishes to join such Borrowing Subsidiary hereto (or such later date as may be approved by the Administrative Agent in its sole discretion), and shall be subject to the consent of the Administrative Agent (not to be unreasonably withheld or delayed).  The Administrative Agent, subsequent to its receipt of such request, may ask the Parent for additional information related to the proposed Borrowing Subsidiary in its reasonable discretion.  In order to join a Borrowing Subsidiary hereto, the Parent shall cause the delivery or reasonable satisfaction of the following to the Administrative Agent at least five (5) Business Days prior to the date on which the Parent has requested that such joinder be given effect (or such later date as may be approved by the Administrative Agent in its sole discretion): (i) a Borrowing Subsidiary Agreement executed by the Parent, the applicable Borrowing Subsidiary and the Administrative Agent, in the form of Exhibit I-1 hereto or otherwise in form and substance reasonably acceptable to the Administrative Agent, pursuant to which such Borrowing Subsidiary shall agree to be bound by the terms and conditions hereof and shall be entitled to request and receive Loans hereunder, (ii) joinder agreements to each of the Guaranty and the Security Agreement, (iii) each of the other Collateral Documents that the Administrative Agent may reasonably request and (iv) all other conditions precedent set forth in Section 4.3.  The Administrative Agent shall promptly provide a copy of such Borrowing Subsidiary Agreement to the Lenders, the LC Issuers and the Swing Line Lender.  Upon satisfaction of the requirements set forth in this Section 2.23, the applicable Borrowing Subsidiary shall for all purposes of this Agreement be a party to this Agreement until the Parent shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Material Domestic Subsidiary, whereupon such Material Domestic Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement.  Each Material Domestic Subsidiary that is or becomes a Borrowing Subsidiary pursuant hereto hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each related document, including service of process.

2.24.                     Increase Option.  The Borrowers may from time to time until the Facility Termination Date elect to increase the Commitments or to add one or more tranches of senior secured term loans hereto (each such tranche of senior secured term loans, an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 or such lower amount as the Borrowers and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $75,000,000 (any such increase in the Commitments and/or Incremental Term Loans, the “Additional Commitments”).  The Borrowers may arrange for any such Additional Commitments to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), to extend the Additional Commitments; provided that (i) each Augmenting Lender and each Increasing Lender shall be subject to the approval of the Borrowers, the Administrative Agent, and, in the case of an increase in the Commitments, the LC Issuers, such approvals of the Administrative Agent and the LC Issuers not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Borrowers and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Lender, the Borrowers and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto.  No consent of any Lender (other than the Lenders participating in the Additional Commitments) shall be required for any Additional Commitment pursuant to this Section 2.24.  Additional Commitments created pursuant to this Section 2.24 shall become effective on the date agreed by the Borrowers, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no Additional Commitments (or any Lender’s Additional Commitment) shall become effective under this section unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Parent and (B) the Parent shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.23 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the power and authority of each Borrower to borrow hereunder after giving effect to such addition, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel, affirmations of Loan Documents and updated financial projections, reasonably acceptable to the Administrative Agent, demonstrating the Borrowers’ anticipated compliance with Section 6.23 through the Facility Termination Date).

On the effective date of any Additional Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.3).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Additional Commitments (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Facility Termination Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Facility Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Facility Termination Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans.

Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent at the time this Section 2.24 is exercised.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.24.  On the effective date of the issuance of the Incremental Term Loans, each Increasing Lender and Augmenting Lender, if any, that has agreed to extend such an Incremental Term Loan shall make its ratable share thereof available to the Administrative Agent, for remittance to the Borrower, on the terms and conditions specified by the Administrative Agent at such time.  Nothing contained in this Section 2.24 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

This Section shall supersede any provision in Section 8.3 to the contrary.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.                            Yield Protection.  If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the

United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:

(a)                                 subjects any Lender or any applicable Lending Installation, any LC Issuer or the Administrative Agent to any Taxes (other than with respect to (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, (iii) Connection Income Taxes and (iv) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances and Daily Eurodollar Loans), or

(c)                                  imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Loans or Daily Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurodollar Loans, or Daily Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, or Daily Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or of issuing or participating in Facility LCs or to reduce the amount received by such Person in connection with such Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) days after demand by such Person, the Borrowers shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received; provided that such demand is made within 270 days after the occurrence of any such Change in Law; provided further, that if the Change in Law is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2.                            Changes in Capital Adequacy Regulations.  If a Lender or a LC Issuer determines that the amount of capital or liquidity required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any corporation or holding company controlling such Lender or such LC Issuer is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days of demand by such Lender or such LC Issuer, the

Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable; provided that such demand is made within 270 days after the occurrence of any such Change in Law or change in Risk-Based Capital Guidelines, as applicable; provided further, that if the Change in Law or change in Risk-Based Capital Guidelines, as applicable, is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3.                            Availability of Types of Advances; Adequacy of Interest Rate.  If the Administrative Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurodollar Advances or Daily Eurodollar Loans are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurodollar Advances or Daily Eurodollar Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurodollar Advances or Daily Eurodollar Loans, then the Administrative Agent shall suspend the availability of Eurodollar Advances or Daily Eurodollar Loans and require any affected Eurodollar Advances or Daily Eurodollar Loans to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.                            Funding Indemnification.  If (a) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurodollar Advance is not made on the date specified by a Borrower for any reason other than default by the Lenders, (c) a Eurodollar Loan is converted other than on the last day of the Interest Period applicable thereto, (d) any Borrower fails to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (e) any Eurodollar Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20 the Borrowers will jointly and severally indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as reasonably determined by such Lender in good faith) incurred as a result of such prepayment.  The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment.  Because of the short-term nature of this facility, Borrowers agree that Interest Differential shall not be discounted to its present value.

3.5.                            Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes,

except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Tax or Other Tax applicable to additional sums payable under this Section 3.5) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  The Loan Parties shall jointly and severally indemnify the Lender or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)  in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii)  executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)  any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)                                  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     For purposes of Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable law” includes FATCA.

(j)                                    For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and the Facility LCs as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.6.                            Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans or Daily Eurodollar Loans (in the case of the Swing Line Lender) to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances or Daily Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan or Daily Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan and the Swing Line Lender funded its Daily Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate or Daily Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.                            Effective Date.  The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:

(a)                                 The Administrative Agent shall have received executed counterparts of each of this Agreement and reaffirmations and amendments of each of the Security Agreement and the Guaranty.

(b)                                 The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Parent, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)                                  The Administrative Agent shall have received a written opinion of the Loan Parties’ counsel (which may include local counsel and in-house counsel) with respect to each of the Loan Parties, addressed to the Lenders and in form and substance acceptable to the Administrative Agent.

(d)                                 The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to each such requesting Lender.

(e)                                  The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of each initial Loan Party under the laws of its jurisdiction of incorporation or organization, the authorization of the transactions contemplated hereby and any other legal matters relating to such Loan Parties, the Loan Documents or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the List of Closing Documents.

(f)                                   The Administrative Agent shall have received all reasonable and documented fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(g)                                  There shall not have occurred a material adverse change in the business, Property, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole, since September 30, 2014.

(h)                                 [Reserved.]

(i)                                     The Administrative Agent shall be reasonably satisfied that each Borrower’s Property and operations and those of its Subsidiaries are in compliance in all material respects with applicable Environmental Laws and no Borrower or Subsidiary thereof is subject to any liability under Environmental Laws, except for such noncompliance or liability that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(j)                                    The Administrative Agent shall have received: (i)  such information as the Administrative Agent may reasonably request, together with all other information then available to the Administrative Agent, to demonstrate that, in the Administrative Agent’s reasonable judgment, the Borrowers can repay their debts and satisfy their other obligations when they become due and can comply with the financial covenants set forth in Section 6.23, (ii) unaudited consolidated financial statements of the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2014, and (iii) audited consolidated financial statements of the Parent and its Subsidiaries for the fiscal years ended 2011, 2012 and 2013.

(k)                                 The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the initial Loan Parties are organized, and each such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.16 or discharged on or prior to the date hereof pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(l)                                     [Reserved.]

(m)                             [Reserved.]

(n)                                 [Reserved.]

(o)                                 The Administrative Agent shall have received evidence of insurance coverage in compliance with the terms of Sections 5.18.

(p)                                 There shall exist no Default or Event of Default, and no Default or Event of Default shall result from the consummation of the initial Credit Extension.

(q)                                 If the initial Credit Extension will be the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application.

4.2.                            Each Credit Extension.  The Lenders shall not (except as otherwise set forth in Sections 2.4(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:

(a)                                 There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b)                                 The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

4.3.                            Designation of a Borrowing Subsidiary.  The designation of a Material Domestic Subsidiary as a Borrowing Subsidiary pursuant to Section 2.23 is subject to the condition precedent that the Parent or such proposed Borrowing Subsidiary shall have furnished or caused to be furnished to the Administrative Agent:

(a)                                 Executed counterparts of each of the Borrowing Subsidiary Agreement, a joinder to the Guaranty, a joinder to the Security Agreement and each other Collateral Document that the Administrative Agent may request;

(b)                                 Copies, certified by the secretary or assistant secretary of such Material Domestic Subsidiary, of resolutions of its board of directors or other applicable governing body (and resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Material Domestic Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Material Domestic Subsidiary;

(c)                                  An incumbency certificate, executed by the secretary or assistant secretary of such Material Domestic Subsidiary, which shall identify by name and title and bear the signature of the officers of such Material Domestic Subsidiary authorized to request Advances hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Material Domestic Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Parent or such Material Domestic Subsidiary;

(d)                                 If requested by the Administrative Agent, opinions of counsel to such Material Domestic Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization, creation and perfection of security interests, and such other matters as are reasonably requested by the Administrative Agent or its counsel and addressed to the Administrative Agent and the Lenders;

(e)                                  To the extent requested by any Lender, Notes for each Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and

(f)                                   All documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers, jointly and severally, represents and warrants to the Lenders that:

5.1.                            Existence and Standing.  Each Borrower and each Subsidiary is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company authority to conduct its business (i) in its jurisdiction of formation and (ii) in each other jurisdiction in which its business is conducted, solely with respect to this clause (ii), except as would not reasonably be expected to result in a Material Adverse Effect.

5.2.                            Authorization and Validity.  Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.                            No Conflict; Government Consent.  Neither the execution and delivery by each Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrowers or any Subsidiaries or (ii) any Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any Borrower or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of a Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Borrower or any Subsidiary, is required to be obtained by a Borrower or any Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.                            Financial Statements.  The December 31, 2013 audited consolidated financial statements of the Parent and its Subsidiaries (prior to the Effective Date), and their unaudited financial statements dated as of September 30, 2014, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared (except that such financial statements do not include footnotes and are subject to audit adjustments) and fairly present in all material respects the consolidated financial condition and operations of Parent and its Subsidiaries (prior to the Effective Date) at such date and the consolidated results of their operations for the period then ended.

5.5.                            Material Adverse Change.  Since September 30, 2014, there has been no change in the business, Property, financial condition or results of operations of the Borrowers and their Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect.

5.6.                            Taxes.  The Borrowers and their Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrowers and their Subsidiaries, including, without limitation, pursuant to any assessment received by any Borrower or any Subsidiary, except (a) such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists and (b) such Taxes for which the failure to pay would not reasonably be expected to result in a Material Adverse Effect.  No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes.  The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of any Taxes or other governmental charges are adequate.

5.7.                            Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to any litigation, arbitration or proceeding which would not reasonably be expected to have a Material Adverse Effect, no Borrower has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.                            Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of each Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the relevant Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.                            ERISA.  With respect to each Plan, the Borrowers and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and would not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA.  Neither any Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

5.10.                     Accuracy of Information.  No written information, exhibit or report furnished by any Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made.

5.11.                     Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrowers and their Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.                     Material Agreements.  Neither any Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which would reasonably be expected to have a Material Adverse Effect.  Neither any Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) as of the Effective Date, any agreement or instrument evidencing or governing Indebtedness in excess of $20,000,000.

5.13.                     Compliance With Laws.  The Borrowers and their Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property; except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.14.                     Ownership of Properties.  Except as set forth on Schedule 5.14, on the date of this Agreement, the Borrowers and their Subsidiaries will have defensible title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrowers and their Subsidiaries other than as may have been disposed of in a manner permitted by Section 6.13(a).

5.15.                     Plan Assets; Prohibited Transactions.  No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.                     Environmental Matters.  Each Borrower’s Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and no Borrower or Subsidiary thereof is subject to any liability under Environmental Laws, except for such noncompliance or liability that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  Neither any Borrower nor any Subsidiary has received, to the Parent’s knowledge, any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.17.                     Investment Company Act.  Neither any Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.                     Insurance.  Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance (including, without limitation, liability insurance) in such amounts, subject to such deductibles and self-insurance retentions and covering such Property and risks as are consistent with sound business practice.

5.19.                     Subordinated Indebtedness.  The Secured Obligations constitute senior Indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

5.20.                     Solvency.

(a)                                 Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, the Parent and its Subsidiaries, on a consolidated basis, will be Solvent.

(b)                                 No Borrower intends to, or intends to permit any of its Subsidiaries to, and no Borrower believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.21.                     No Default.  No Default or Event of Default has occurred and is continuing.

5.22.                     Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)                                 The Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of each Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the

Borrowers, any Subsidiary or to the knowledge of each Borrower or such Subsidiaries any of their respective directors, officers or employees, is a Sanctioned Person.  No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

(b)                                 Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  Each Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.                            Financial Reporting.  The Parent will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent:

(a)                                 Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier (other than any such modifier related to the maturity of the Obligations for any such report delivered in the fiscal year in which the Obligations mature hereunder), certified by nationally recognized independent certified public accountants, or other certified public accountants acceptable to the Required Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any final management letter prepared by said accountants.

(b)                                 Within 45 days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.23) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by the chief financial officer of Parent.

(c)                                  As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Parent, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Parent for such fiscal year.

(d)                                 Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed on behalf of the Parent by its chief financial officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(e)                                  Promptly upon the furnishing thereof to the shareholders of any Borrower, copies of all financial statements, reports and proxy statements so furnished.

(f)                                   Promptly upon the filing thereof, copies of all registration statements and annual, quarterly or other regular reports and proxy statements which any Borrower or any Subsidiary files with the SEC.

(g)                                  Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by a Borrower with a government body on an earlier date, and is so filed on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date so filed.

Any financial statement or other information required to be furnished pursuant to Sections 6.1(a), (b), (e) or (f) shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Parent has filed such financial statement or information with the SEC or it is available on the Parent’s website or the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge.  Notwithstanding the foregoing, the Borrowers shall deliver paper copies of any such financial statement or information to the Administrative Agent if the Administrative Agent reasonably requests the Borrowers to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

6.2.                            Use of Proceeds.  The Borrowers will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions (i) to pay the fees, costs and expenses arising in connection therewith and with this Agreement, (ii) for working capital, Capital Expenditures, Restricted Payments, Permitted Acquisitions and other lawful corporate purposes and (iii) to refinance certain existing Indebtedness, including Indebtedness under the Existing Credit Agreement.  The Borrowers will not, nor will they permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) in violation of applicable law or Section 5.11.  No Borrower will request any Loan or Facility LC, and no Borrower shall use, and each Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws or (ii) in any manner that would result in the violation in any material respect of any applicable Sanctions.

6.3.                            Notice of Material Events.  The Borrowers will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent:

(a)                                 Immediately, and in any event within one (1) Business Day after an Authorized Officer of any Borrower obtains knowledge thereof, of the occurrence of any Default or Event of Default; and

(b)                                 Promptly, and in any event within three (3) Business Days after an Authorized Officer of any Borrower obtains knowledge thereof, of the occurrence of:

(i)                                     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting any Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(ii)                                  with respect to a Plan, (A) any failure of any Borrower or any ERISA Affiliate to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code, except as would not reasonably be expected to result in a Material Adverse Effect, or (B) the filing by any Borrower or any ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(iii)                               the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(iv)                              any material change in accounting policies of, or financial reporting practices by, any Borrower or any Subsidiary; and

(v)                                 any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of an officer of the relevant Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.                            Conduct of Business.  Except as otherwise expressly permitted under this Agreement, the Borrowers will, and will cause each Subsidiary to, carry on and conduct their business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, or any related line of business or a line of business incidental thereto, and do all things necessary to (i) remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and (ii) maintain all requisite corporate, partnership or limited liability company authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (ii), as could not be reasonably expected to have a Material Adverse Effect.

6.5.                            Taxes.  The Borrowers will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP and (ii) those for which the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

6.6.                            Insurance.  The Borrowers will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, insurance (including, without limitation, liability insurance) in such amounts, subject to such deductibles and self-insurance retentions and covering such Property and risks as are consistent with sound business practice, and the Borrowers will furnish to any Lender upon request full information as to the insurance carried.  The Administrative Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled.  The Borrowers shall notify the Administrative Agent in writing, promptly after any Authorized Officer’s awareness thereof, if (i) any such policy or policies shall be materially altered in a manner adverse to the Administrative Agent and/or the Lenders or (ii) the amount of coverage thereunder shall be reduced.

6.7.                            Compliance with Laws and Material Contractual Obligations.  The Borrowers will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions; except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) perform its obligations under agreements to which it is a party, unless the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect policies and procedures that promote compliance in all material respects by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

6.8.                            Maintenance of Properties.  The Borrowers will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, unless the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.9.                            Books and Records; Inspection.  The Borrowers will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.  The Borrowers will, and will cause each Subsidiary to, permit the Administrative Agent, by its representatives and agents, to inspect any of the Property, books and financial records of each Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of each Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of each Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate; provided, however, that only one such inspection and examination may be conducted at the Borrowers’ expense in any fiscal year, unless an Event of Default has occurred and is continuing, in which case the Administrative Agent, any of its respective representatives or independent contractors, and any Lender shall not be so limited.

6.10.       Payment of Obligations.  The Borrowers will, and will cause each of their Subsidiaries to, pay their respective obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the relevant Borrower or the relevant Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.11.       Indebtedness.  The Borrowers will not, nor will they permit any of their Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)           The Loans and any other Obligations.

(b)           Indebtedness existing on the date hereof and described in Schedule 6.11 and any renewal, extension or refinancing of such Indebtedness that does not increase the principal amount thereof in excess of accrued interest and any applicable prepayment fees then owing.

(c)           Indebtedness arising under non-speculative Rate Management Transactions.

(d)           Receivables Transaction Attributed Indebtedness not to exceed the principal amount of $125,000,000, any performance guaranties directly related thereto, and any notes owing from (i) special-purpose entities to any Subsidiaries of the Parent or (ii) any Subsidiary of the Parent to any other Subsidiary of the Parent, in each case that have sold or conveyed accounts receivable to such special-purpose entities or such Subsidiary, as applicable, which such notes are subordinated to the indebtedness owing to any financial institution or investor providing financing for Qualified Receivables Transactions.

(e)           Subordinated Indebtedness permitted pursuant to Section 6.19.

(f)            Notes Payable and Capitalized Lease Obligations, provided that the aggregate principal amount of such Indebtedness does not exceed $150,000,000 at any time outstanding.

(g)           Indebtedness of any Loan Party to any other Loan Party.

(h)           Unsecured Indebtedness of any Borrower to any non-Loan Party and any Guarantor to any non-Loan Party, provided that in each case, the payment of such Indebtedness shall be subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent or the Required Lenders.

(i)            Unsecured Indebtedness of any non-Guarantor to any Borrower or any Guarantor, provided that the aggregate amount of such Indebtedness, taken together with the Investments permitted under Section 6.14(i), does not exceed $10,000,000 at any time outstanding.

(j)            Sale and Leaseback Transactions permitted pursuant to Section 6.21.

(k)           To the extent constituting Indebtedness, lease obligations of any Subsidiary of Parent in connection with the IDB Transactions.

(l)            Indebtedness in connection with insurance premium financing in the ordinary course of business.

(m)          Contingent Obligations in respect of any Indebtedness otherwise permitted under this Section 6.11.

(n)           Indebtedness in respect of judgments not rising to an Event of Default.

(o)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds and completion guaranties and similar obligations for the account of any Borrower or any Subsidiary, in each case arising in the ordinary course of business.

(p)           Indebtedness not otherwise permitted in clauses (a) through (o) above, provided that the aggregate principal amount of such other Indebtedness does not exceed $50,000,000 at any time outstanding.

6.12.       Merger.  The Borrowers will not, nor will they permit any of their Subsidiaries to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with any of them, or liquidate or dissolve, except that (i) any Subsidiary of a Borrower may merge, liquidate or dissolve into any Borrower or a Wholly-Owned Subsidiary of any Borrower that is a Domestic Subsidiary, (ii) any Guarantor may merge, liquidate or dissolve into any other Guarantor or into any Borrower (iii) any Subsidiary of a Borrower that is not a Guarantor may merge, liquidate or dissolve into any Borrower or any Guarantor, (iv) any Borrower and any Subsidiary of a Borrower may merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with such Borrower or Subsidiary, in each case (x) solely pursuant to a Permitted Acquisition and (y) solely to the extent such Borrower or Subsidiary is the surviving entity after giving effect to such merger or consolidation, and (v) any Subsidiary, other than any Active Subsidiary, may merge into or consolidate with any other Subsidiary or liquidate or dissolve if the Parent determines in good faith that such transaction is not materially adverse to the Lenders.

6.13.       Sale of Assets.  The Borrowers will not, nor will they permit any of their Subsidiaries to, lease, sell or otherwise dispose of its Property (other than in connection with any casualty or condemnation) to any other Person, except:

(a)           Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b)           The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of other equipment used or useful in the Borrowers’ business consistent with Section 6.4, or the Net Proceeds of such sale are applied within the time period specified in the definition of “Net Capital Expenditures” or to the purchase price of such equipment used or useful in the Borrowers’ business consistent with Section 6.4.

(c)           Leases, sales or other dispositions of its Property (including, without limitation, equity interests of Subsidiaries of Parent) that, together with all other Property of the Borrowers and their Subsidiaries previously leased, sold or disposed of as permitted by this Section (other than pursuant to clauses (a), (b) or (d) hereof) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Parent and its Subsidiaries.

(d)           Any transfer of an interest in accounts or notes receivable and related assets (i) as part of a Qualified Receivables Transaction or (ii) in connection with the settlement, collection, processing or payment thereof in the ordinary course of business.

(e)           The Borrowers or any Subsidiary thereof may sell, transfer or assign their respective equity interests in any of their Subsidiaries to any other Borrower or any other Subsidiary thereof; provided, however, that (i) any Subsidiary that constituted a Loan Party prior to giving effect to such sale, transfer or assignment shall remain a Loan Party after giving effect to such sale, transfer or assignment; and (ii) any such equity interests constituting Collateral shall remain Collateral unless the Loan Documents permit such equity interests to be released from the Administrative Agent’s Lien thereon.

(f)            Any Loan Party or Subsidiary may sell, transfer, assign or otherwise dispose of any of its Property to any other Loan Party.

(g)           Any Loan Party or Subsidiary may make transfers or dispositions constituting Investments permitted under Section 6.14, Acquisitions permitted under Section 6.15, Liens permitted under Section 6.16, sales permitted under Section 6.20, and Restricted Payments permitted under Section 6.22.

(h)           Any Loan Party or Subsidiary may make dispositions of cash and Cash Equivalents in the ordinary course of business and in transactions not otherwise prohibited under this Agreement or any other Loan Document.

6.14.       Investments.  The Borrowers will not, nor will they permit any of their Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

(a)           Cash Equivalent Investments.

(b)           Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.

(c)           Investments constituting Permitted Acquisitions.

(d)           Investments constituting non-speculative Rate Management Transactions.

(e)           Travel, repair, relocation, entertainment and other analogous advances or reimbursements to management personnel, employees and independent contractors in the ordinary course of business.

(f)            Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 6.11(d) to such a special-purpose entity.

(g)           Investments, loans or advances made by any Borrower in or to any other Borrower or any Guarantor and made by any Guarantor in or to any Borrower or any other Guarantor.

(h)           Investments, unsecured loans or advances made by any non-Loan Party in or to any Borrower or any Guarantor, provided that the payment of any such loans shall be subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent or the Required Lenders.

(i)            Investments, unsecured loans or advances made by any Borrower or any Guarantor in or to any non-Loan Party, provided that the aggregate amount of such Investments, taken together with the Indebtedness permitted under Section 6.11(i), does not exceed $10,000,000 at any time outstanding.

(j)            Investments consisting of bonds purchased by a Subsidiary of the Parent in connection with the IDB Transactions or the exercise by a Subsidiary of the Parent of any purchase option on real Property in connection with the IDB Transactions.

(k)           Investments consisting of acquisitions by any Loan Party or Subsidiary of Property transferred, sold or otherwise disposed by another Loan Party or Subsidiary in a transaction permitted under Section 6.13.

(l)            Investments in any self-insurance program of the Parent or any of its Subsidiaries.

(m)          Promissory notes, earn-out rights, indemnification rights and other similar non cash consideration received by any Loan Party or Subsidiary in connection with a disposition permitted under Section 6.13.

(n)           Investments in equity interests of an account debtors that are received by any Loan Party or Subsidiary pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors.

(o)           Investments consisting of cash collateral, security deposits, bonds, holdbacks, escrows, earnest money and similar arrangements permitted under Section 6.16.

(p)           Investments consisting of guarantees permitted under Section 6.11.

(q)           Investments not otherwise set forth in clauses (a) through (p) above, provided that the aggregate principal amount of such other Investments does not exceed $25,000,000 at any time outstanding.

6.15.       Acquisitions.  The Borrowers will not, nor will they permit any Subsidiary to, make any Acquisition other than Permitted Acquisitions.  In addition to the foregoing, Acquisitions permitted under Section 6.13(e) or (f) shall be permitted under this Section 6.15.

6.16.       Liens.  The Borrowers will not, nor will they permit any of their Subsidiaries to,  create, incur, or suffer to exist any Lien in, of or on the Property of any Borrower or any of their Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property, including Liens of customs and revenue authorities arising as a matter of law in the ordinary course of business, in each case if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)           Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)           Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere in any material respect with the use thereof in the business of the Borrowers or their Subsidiaries.

(e)           Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrowers or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrowers or any Subsidiary to provide collateral to the depository institution.

(f)            Liens existing on the date hereof and described in Schedule 6.16 and any renewal, extension or replacement of such Liens in connection with the refinancing of any related Indebtedness, solely with respect to the assets originally secured pursuant to such Lien.

(g)           Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition.

(h)           Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(i)            Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets and Liens on all assets of any special-purpose entity as part of a Qualified Receivables Transaction.

(j)            Liens securing Indebtedness permitted under Section 6.11(b) (to the extent such Liens are disclosed on Schedule 6.16), (e), (f), (k) or (l).

(k)           Liens or deposits to secure performance of bids, trade contracts and leases, statutory obligations, performance bonds and other analogous obligations in the ordinary course of business.

(l)            Liens resulting from earnest money deposits, escrows, holdbacks or similar arrangements made in connection with Investments permitted under Section 6.14 or dispositions permitted under Section 6.13.

(m)          Leases, subleases, licenses, sublicenses, and grants rights of way and easements in Property in the ordinary course of business that, individually and in the aggregate, do not materially interfere with the conduct of business of the Parent and its Subsidiaries and do not materially detract from the use or value of the Property that they relate to.

(n)           Attachments, appeal bonds and judgment and similar Liens not rising to an Event of Default.

(o)           Liens disclosed by any title report, title commitment or survey provided to the Administrative Agent with respect to the Mortgaged Properties and any replacement, extension or renewal of such Liens.

(p)           Liens securing Indebtedness and not otherwise set forth in clauses (a) through (o) above, provided that the aggregate amount of Indebtedness secured by Liens described in this clause (p) at any time does not exceed $50,000,000 at any time outstanding.

6.17.       Net Capital Expenditures.  The Borrowers will not, nor will they permit any of their Subsidiaries to, expend, or be committed to expend, in excess of $200,000,000 for Net

Capital Expenditures during any one fiscal year on a non-cumulative basis in the aggregate for the Borrowers and their Subsidiaries; provided that (i) up to $75,000,000 of such amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the immediately succeeding fiscal year only, but shall not be available in any subsequent fiscal years; provided, that if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount of Net Capital Expenditures permitted for such subsequent fiscal year pursuant to the first sentence of this Section 6.17, (ii) if the Parent shall demonstrate a pro forma Adjusted Leverage Ratio of less than 2.50 to 1.00 for the four fiscal quarter period most recently ended prior to the date of any Capital Expenditure, the per annum limitations set forth in this Section 6.17 shall not apply (for the avoidance of doubt, if at the end of any four fiscal quarter period ending thereafter and during the same fiscal year the Parent shall fail to demonstrate a pro forma Adjusted Leverage Ratio of less than 2.50 to 1.00, and the Capital Expenditures made to date for such fiscal year exceed the per annum limitations set forth in this Section 6.17, the Borrowers shall be in breach of the terms of this Section 6.17) and (iii) Capital Expenditures in connection with the construction of the Parent’s two corporate headquarters, as disclosed to the Administrative Agent prior to the Effective Date, shall not be included in the foregoing per annum limitations on Capital Expenditures for any fiscal year.

6.18.       Affiliates.  The Borrowers will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrowers’ or Subsidiaries’ businesses and upon fair and reasonable terms no less favorable to the applicable Borrower or Subsidiary than such Borrower or Subsidiary would obtain in a comparable arms-length transaction, (ii) transactions between any Borrower or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction (iii) the IDB Transactions, (iv) transactions among or between any Loan Parties that are not otherwise prohibited under this Agreement, (v) the payment of reasonable compensation, fees, expense reimbursements and indemnities to officers, directors, management and employees of the Parent, any other Loan Party and any of their respective Subsidiaries, and (vi) transactions approved by a majority of the independent directors of Parent.

6.19.       Subordinated Indebtedness.  The Borrowers will not, nor will they permit any of their Subsidiaries to, (a) incur Subordinated Indebtedness in excess of $20,000,000 in the aggregate at any time outstanding or (b) make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

6.20.       Sale of Accounts.  The Borrowers will not, nor will they permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable (other than defaulted accounts receivable), with or without recourse except to the extent permitted by Section 6.11(d).

6.21.       Sale and Leaseback Transactions.  The Borrowers will not, nor will it permit any Subsidiary to, enter into or suffer to exist Sale and Leaseback Transactions that involve consideration payable to the Borrowers and their Subsidiaries in connection with the applicable sale that in the aggregate exceeds $50,000,000; provided, that the foregoing dollar limitation shall not apply to Sale and Leaseback Transactions (a) entered into in connection with the IDB Transactions or (b) that constitute Capitalized Lease Obligations permitted under Section 6.11(f).

6.22.       Restricted Payments.  The Borrowers will not, nor will they permit any Subsidiary to, make any Restricted Payment, except that: (i) any Subsidiary of the Parent may declare and pay dividends or make distributions to a Borrower or to a Wholly-Owned Subsidiary; (ii) the Parent may declare and pay stock dividends to its equity holders; (iii) the Parent may repurchase shares issued to officers and other management employees; (iv) the Parent may make Restricted Payments in accordance with the Parent’s restricted unit award program; (v) the Parent may make Restricted Payments with respect to the deemed repurchase of its equity interests upon the exercise of any stock options or upon the vesting and  resulting issuance of equity interests that arise from the grant of restricted stock units and to the extent necessary to pay any applicable withholding Taxes; and (vi) the Parent may declare and pay cash dividends to its equity holders or make cash repurchases of its equity interests from its equity holders, provided, that in the case of any Restricted Payment pursuant to this clause (vi), that (A) no Default or Event of Default shall exist at the time such Restricted Payment is declared and (I) if the Restricted Payment is made within 120 days of being declared, the Parent shall be in pro forma compliance with the financial covenants contained in Section 6.23 and no Event of Default  pursuant to Sections 7.2, 7.6 or 7.7 shall exist or (II) if the Restricted Payment is made 120 days or more after the date of being declared, no Event of Default shall exist, in each case, immediately before and after giving effect to such Restricted Payment, or be created as a result thereof, and (B) the cash payments in respect of such Restricted Payments during any fiscal year shall not exceed, in the aggregate, the greater of (x) $25,000,000 and (y) 50% of the Consolidated Net Income for the prior fiscal year; provided, further, that at the time any such repurchase is made or such dividend is declared, (1) the pro forma Adjusted Leverage Ratio is less than 2.50 to 1.00 and (2) the Parent is in pro forma compliance with the financial covenants contained in Section 6.23, the foregoing cash limitations on such cash dividends and equity repurchases shall not apply (for the avoidance of doubt, if at any time the Parent shall fail to demonstrate a pro forma Adjusted Leverage Ratio of less than 2.50 to 1.00 or be in pro forma compliance with the financial covenants contained in Section 6.23, (a) the Restricted Payments made to date for such fiscal year shall be counted towards the per annum limitations set forth in this Section 6.22 and (b) in the event that the Restricted Payments made or declared to date for such fiscal year exceed the per annum limitations set forth in this Section 6.22, the Borrowers shall not be in breach of the terms of this Section 6.22 as a result of making such Restricted Payments).

6.23.       Financial Covenants.

(a)           Interest Coverage Ratio.  The Parent will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters, of (i) Consolidated EBITDAR to (ii) Consolidated Interest Expense plus Consolidated Rentals to be less than 3.50 to 1.00.  Pro forma treatment of Material Acquisitions and Material Dispositions shall not apply to the calculation of this ratio.

(b)           Adjusted Leverage Ratio.  The Parent will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Adjusted Funded Indebtedness to

(ii) Consolidated EBITDAR for the then most-recently ended four (4) fiscal quarters (such ratio, the “Adjusted Leverage Ratio”) to be greater than 3.50 to 1.00.

6.24.       Further Assurances.

(a)           If the Parent or any Subsidiary of Parent organizes or acquires a new Material Domestic Subsidiary that is not a special-purpose entity created solely to engage in a Qualified Receivables Transaction, the Parent or such Subsidiary will, within thirty (30) days after the date on which such new Material Domestic Subsidiary was organized or acquired (or such later date as may be approved by the Administrative Agent in its sole discretion), cause such new Material Domestic Subsidiary to execute, by joinder, the Guaranty and the Security Agreement, to be accompanied by appropriate corporate resolutions, other corporate documentation, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel, if requested, and Collateral Documents and associated filings reasonably satisfactory to the Administrative Agent.

(b)           Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (including, without limitation, landlord waivers, bailee agreements, Mortgages and Mortgage Instruments), and will take or cause to be taken such further actions (including the filing and recording of UCC financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.  Without limiting the generality of the foregoing, each Loan Party will cause (i) the issued and outstanding equity interests of each of its Domestic Subsidiaries (including the equity interests of special-purpose entities created solely to engage in a Qualified Receivables Transaction but excluding the equity interests of any Domestic Subsidiaries that are owned directly or indirectly by a controlled foreign corporation (within the meaning of section 957 of the Code) directly owned by such Loan Party) and the Applicable Pledge Percentage of each of its First Tier Foreign Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, (ii) substantially all of the personal property of such Loan Party that may be perfected by recordation of UCC financing statements to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to such UCC financing statements (subject to the exclusions set forth in the definition of “Excluded Property” in the Security Agreement), and (iii) the eight (8) real properties agreed by the Administrative Agent and the Parent as of the Effective Date to be subject at all times to a perfected Lien in favor of the Administrative Agent, in each case, to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request.  Furthermore, the Administrative Agent may, in its reasonable discretion at any time after the Effective Date, require any Loan Party to, within sixty (60) days after its request (or such later date as may be approved by the Administrative Agent in its sole discretion), (i) deliver additional Mortgage Instruments for the real property encumbered on the Effective Date, (ii) cause additional real property of such Loan Party to be subject to a first priority, perfected Lien in favor of the Administrative Agent through delivery and filing of Mortgages and Mortgage Instruments, and (iii) cause rolling stock (including vehicles and trailers) of such Loan Party in which a security interest may not be perfected by the recordation of UCC financing statements to be subject to a first priority, perfected Lien in favor of the Administrative Agent, in each case to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request.

(c)           If any Loan Party owns any equity interest in a First Tier Foreign Subsidiary, it will execute and deliver to the Administrative Agent a pledge agreement in a form reasonably satisfactory to the Administrative Agent, together with such supporting documentation (including, without limitation, authorizing resolutions and opinions of counsel) as the Administrative Agent may request in order to create a perfected, first priority security interest in the equity interests in such First Tier Foreign Subsidiary, provided that such pledges shall not exceed the Applicable Pledge Percentage of the equity interests of such First Tier Foreign Subsidiary.

6.25.       Post-Closing Covenant.

(a)           Within ten (10) Business Days after the date hereof (or such later date as may be approved by the Administrative Agent in its sole discretion), the Borrowers shall deliver amendments to each of the existing Mortgages on the eight (8) real properties that have been agreed by the Administrative Agent and the Parent as of the Effective Date to be subject at all times to a perfected Lien in favor of the Administrative Agent, each of which shall be in proper form for recordation or registration, as applicable, together with title reports with respect to such properties in form and substance reasonably satisfactory to the Administrative Agent.

(b)           Within ten (10) Business Days after the date hereof (or such later date as may be approved by the Administrative Agent in its reasonable discretion), the Borrowers shall deliver certificates and endorsements naming the Administrative Agent as lender loss payee and/or additional insured with respect to all insurance providing coverage in respect of any Collateral, as more fully described in Sections 6.6.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1.         Any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or confirmed.

7.2.                            Nonpayment of (i) principal of any Loan when due or (ii) any Reimbursement Obligation, interest upon any Loan, any commitment fee or LC Fee, or other obligations under any of the Loan Documents within five (5) days after the same becomes due.

7.3.                            The breach by any Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.4, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.22, 6.23, 6.24 or 6.25.

7.4.                            The breach by any Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the Parent’s receipt of written notice of such breach from the Administrative Agent or a Lender.

7.5.                            Failure of any Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by any Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of any Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6.                            Any Borrower or Active Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of the Property of the Parent and its Subsidiaries, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7; provided, however, that should three (3) or more Subsidiaries that are not Active Subsidiaries be subject to events, occurrences or actions set forth in this Section 7.6, an Event of Default shall be deemed to have occurred hereunder.

7.7.                            Without the application, approval or consent of the relevant Borrower or Active Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or Active Subsidiary or any Substantial Portion of such Person’s Property, or a proceeding described in Section 7.6(iv) shall be instituted against such Borrower or Active Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days; provided, however, that should three (3) or more Subsidiaries that are not Active Subsidiaries be subject to events, occurrences or actions set forth in this Section 7.7, an Event of Default shall be deemed to have occurred hereunder.

7.8.                            Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Borrower or Active Subsidiary which, when taken together with all other Property of the Borrowers and Active Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion; provided, however, that should three (3) or more Subsidiaries that are not Active Subsidiaries be subject to events, occurrences or actions set forth in this Section 7.8, an Event of Default shall be deemed to have occurred hereunder.

7.9.                            Any Borrower or Active Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith; provided, however, that should three (3) or more Subsidiaries that are not Active Subsidiaries be subject to events, occurrences or actions set forth in this Section 7.9, an Event of Default shall be deemed to have occurred hereunder.

7.10.                     (a) With respect to a Plan, a Borrower or an ERISA Affiliate is subject to a lien in excess of $20,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

7.11.                     Any Change in Control shall occur.

7.13.  The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.14.  Any Loan Document shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.15.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or the terms hereof, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any

Loan Party shall fail to comply in any material respect with any of the terms or provisions of any Collateral Document to which it is a party.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.                            Acceleration; Remedies.

(a)                                 If any Event of Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties (other than Liens in favor of the Administrative Agent and the LC Issuers as herein provided or any bankers’ lien or ordinary course setoff rights of a depositary bank; provided, that any such bankers’ liens or setoff rights are either in favor of the Administrative Agent or subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent) and has not been applied against the Obligations under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”).  If any other Event of Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)                                 If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)                                  The Administrative Agent may at any time that an Event of Default is continuing and funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuers under the Loan Documents, as provided in Section 8.2.

(d)                                 At any time while any Event of Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations under this Agreement and the other Loan Documents have been paid in full (other than Unliquidated Obligations) and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

(e)                                  If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to a Borrower) and before any judgment or decree for the payment of the Obligations under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

(f)                                   Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2.                            Application of Funds.  After the exercise of remedies provided for in Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)                                 First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)                                 Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and commitment fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers as required by Section 9.6 and amounts payable under Article III);

(c)                                  Third, to payment of accrued and unpaid LC fees, commitment fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d)                                 Fourth, to payment of all Secured Obligations ratably among the Lenders;

(e)                                  Fifth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any; and

(f)                                   Last, the balance, if any, to the Borrowers or as otherwise required by Law.

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.

8.3.                            Amendments.  Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents (other than the Fee Letter, any Assignment and Assumption Agreement, any Borrowing Subsidiary Agreement, any Increasing Lender Supplement and any Augmenting Lender Supplement, each of which may be amended solely by the parties thereto) or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default or Event of Default hereunder or thereunder; provided, however, that no such supplemental agreement shall:

(a)                                 without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligation related thereto,  or increase the amount of the Commitment of such Lender hereunder.

(b)                                 without the consent of all of the Lenders, change the definition of Required Lenders.

(c)                                  without the consent of all of the Lenders, amend this Section 8.3 or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder.

(d)                                 without the consent of all of the Lenders, release all or substantially all of the Guarantors of the Obligations or release all or substantially all of the Collateral, in each case except as otherwise provided in Section 10.16.

(e)                                  without the consent of each Lender directly affected thereby, amend Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuers shall be effective without the written consent of the LC Issuers.  No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.  The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement.  Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure or correct any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, or any other manifest error, as determined in good faith by the Administrative Agent.

8.4.                            Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full (other than Unliquidated Obligations).

8.5.                            Secured Rate Management Transactions and Secured Cash Management Services.  No Lender or Affiliate that provides Cash Management Services or Rate Management Transactions that obtains the benefits of any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Services and Rate Management Transactions.

ARTICLE IX

GENERAL PROVISIONS

9.1.                            Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.                            Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.                            Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.                            Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement.

9.5.                            Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.                            Expenses; Indemnification.

(a)                                 The Borrowers shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable and documented out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses, CUSIP registration expenses and reasonable fees, charges and disbursements of one primary legal counsel for the Administrative Agent and the Arranger, one local counsel in each relevant jurisdiction for the Administrative Agent and the Arranger, and regulatory counsel for the Administrative Agent and the Arranger, in each case, incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification and administration of the Loan Documents.  The Borrowers also agree to reimburse the Administrative Agent, the Arranger and the Lenders for any costs and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of one primary legal counsel for the Administrative Agent, the LC Issuers and the Arranger, one local counsel in each relevant jurisdiction for the Administrative Agent, the LC Issuers and the Arranger, regulatory counsel for the Administrative Agent and the Arranger, one additional counsel for all Lenders other than the Administrative Agent, and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, in each case, incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, the LC Issuers or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrowers under this Section include, without limitation, the cost and expense incurred in connection with the Reports described in the following sentence.  The Borrowers acknowledge that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrowers’ assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrowers, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b)                                 The Borrowers hereby further agree to jointly and severally indemnify and hold harmless the Administrative Agent, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, any LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Borrower or any of their Subsidiaries, any environmental liability related in any way to any Borrower or any Subsidiary, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, any Borrower or any Subsidiary, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except (i) to the extent that they relate solely to a dispute among the Lenders or (ii) to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification, including, without limitation, reasonable attorneys’ fees and settlement costs.  The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.  This Section 9.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

9.7.                            Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.                            Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, and all financial ratios shall be determined on a consolidated basis in accordance with GAAP; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  Except as provided in the following sentence, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrowers, the Administrative Agent and the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrowers shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.  In the event of a change in accounting for revenue required by ASC 606 (Revenue From Contracts With Customers), the effective date of which is currently expected to be January 1, 2017, from and after such effective date all computations of amounts and ratios referred to herein shall be made in accordance with ASC 606 (or its applicable replacement) as in effect for the period of the computation; provided that the one-time cumulative effect adjustment resulting from giving effect to such change in GAAP shall be excluded in determining Consolidated EBITDA for any rolling period including the fiscal quarter during which such one-time adjustment is made.

9.9.                            Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.                     Nonliability of Lenders.  The relationship between the Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrowers.  Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender undertakes any responsibility to the Borrowers to review or inform them of any matter in connection with any phase of the Borrowers’ businesses or operations.  The Borrowers agree that neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, the Arranger, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrowers hereby waive, release and agree not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.  It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document.  Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11.                     Confidentiality.  The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from any Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (viii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this section or (2) becomes available to the Administrative Agent, any LC Issuer, the Swing Line Lender or any other Lender on a non-confidential basis from a source other than a Borrower; in each case of clauses (i), (ii), and (v) through (viii), provided the relevant Persons are advised of and instructed to adhere to such confidentiality requirements.  Without limiting Section 9.4, the Borrowers agree that the terms of this Section 9.11 shall set forth the entire agreement between the Borrowers and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

9.12.                     Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13.                     Disclosure.  Each Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.14.                     USA PATRIOT ACT NOTIFICATION.  The following notification is provided to the Loan Parties pursuant to Section 326 of the PATRIOT Act:

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

9.15.                     Bankruptcy Petition.  The Administrative Agent and each Lender hereby covenant and agree that, prior to the date that is one year and one day after the payment in full of all Indebtedness and other obligations of any special-purpose entity formed pursuant to any Qualified Receivables Transaction under such Qualified Receivables Transaction, it will not institute against, or join any other Person in instituting against, such special-purpose entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.                     Appointment; Nature of Relationship.  U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.                     Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.                     General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.                     No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers’ or any such guarantor’s respective Subsidiaries.

10.5.                     Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.                     Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.                     Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.                     Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (disregarding, for the avoidance of doubt, the exclusion of Defaulting Lenders therein) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.                     Notice of Event of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.10.              Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any Subsidiary in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.              Lender Credit Decision, Legal Representation.

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Parent and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of any Borrower or any of the Borrowers’ Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

(b)                                 Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

10.12.              Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time, with the consent of the Parent (so long as no Event of Default has occurred and is continuing), and without the consent of any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.              Administrative Agent and Arranger Fees.  The Parent agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Parent, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated as of January 2, 2015 between U.S. Bank and the Parent (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof, the “Fee Letter”), or as otherwise agreed from time to time.

10.14.              Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.              Execution of Collateral Documents.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf the Collateral Documents and all related UCC financing statements and any UCC financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

10.16.              Collateral Releases.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of (i) Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing or (ii) Guarantors which shall be permitted by the terms hereof (either pursuant to Section 6.13(c) or as a result of such Guarantor no longer constituting a “Material Domestic Subsidiary” pursuant to the requirements of such definition) or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing; provided that should such Guarantor subsequently constitute a “Material Domestic Subsidiary” pursuant to the requirements of such definition, it shall be required to become a Guarantor under the Loan Documents pursuant to Section 6.24(a).

10.17.              Syndication Agents, etc.  Neither any of the Lenders identified in this Agreement as a Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

10.18.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.                     Setoff.  Each Borrower hereby acknowledges the setoff right that each Lender retains in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of such Borrower with such Lender or any Affiliate of such Lender (the “Deposits”).  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Event of Default occurs, such Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers and the Lenders, and (y)

the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2.                     Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.                     Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2 and 12.3(c).  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its reasonable discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.                     Participations.

(a)                                 Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)                                 Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

(c)                                  Benefit of Certain Provisions.  Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 (subject to the requirements and limitations therein, including the requirements under Section 3.5(f) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Note, any

Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3.                     Assignments.

(a)                                 Permitted Assignments.  Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrowers and the Administrative Agent otherwise consent) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)                                 Consents.  The consent of the Borrowers shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrowers shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.  The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  The consent of each of the LC Issuers and the Swing Line Lender shall be required prior to an assignment of a Commitment becoming effective unless the Purchaser is a Lender with a Commitment.  Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c)                                  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment by the assigning Lender or assignee Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)                                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.4.                     Amendment and Restatement.  The Borrowers, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Sections 4.1 and 4.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Loan Documents as in effect prior to the date hereof or the Indebtedness created thereunder.  The commitment of each Lender that is a party to the Existing Credit Agreement shall, on the date hereof, automatically be deemed amended and the only commitments shall be those hereunder.  Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to this Agreement and the Loan Documents, (b) all obligations constituting “Obligations” under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the date hereof shall continue as Obligations under this Agreement and the other Loan Documents, (c) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Loans, interest and fees due and payable to a Lender  hereunder reflect such Lender’s Pro Rata Share on the date hereof, and the Borrowers hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Advance on the terms and in the manner set forth in Section 3.4 hereof and (d) the liens and security interests in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations (as defined in the Security Agreement) securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations.

12.5.       New Lender.  By its execution hereof, the following is becoming a party to this Agreement as Lender: Citizens Bank, N.A. (the “New Lender”).  The New Lender agrees that it constitutes a Lender under this Agreement and the other Loan Documents and shall be bound by the provisions of this Agreement and the other Loan Documents.  The New Lender’s Commitment appears in Schedule 1, as amended hereby and attached hereto. The New Lender acknowledges and agrees that it has received a copy of this Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender, which analysis and decision has been made independently of and without reliance upon the Administrative Agent or any other Lender.  The New Lender confirms it will, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Loan Documents, and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

ARTICLE XIII

NOTICES

13.1.       Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile and e-mail as follows:

(i)            if to the Borrowers, to them at c/o ArcBest Corporation, P.O. Box 10048, Fort Smith, AR  72917-0048, Attention:  Don Pearson, Facsimile:  (479) 785-8650, E-mail:  dpearson@arcb.com; with a copy to ArcBest Corporation, Attention: Michael R. Johns, Facsimile: (479) 785-6124, E-mail: mjohns@arcb.com;

(ii)           if to the Administrative Agent, to it at U.S. Bank National Association, Agency Services — Loan Capital Markets, 800 Nicollet Mall, Minneapolis, MN  55402-7020, Attention: Teresa Mager, Facsimile:  (612) 303-3851, E-mail:  teresa.mager@usbank.com; with a copy to U.S. Bank National Association, National Corporate Banking, Attention: Michael Dickman, Facsimile:  (513) 632-4794, E-mail:  Michael.Dickman@usbank.com;

(iii)          if to U.S. Bank National Association, as a LC Issuer, to it at U.S. Bank National Association, International Banking Officer, Standby Letter of Credit Dept. 800 Nicollet Mall, BC-MN-H20G, Minneapolis, Minnesota 55402, Attention:  Julie M. LeTourneau, Facsimile:  612-303-5226;

(iv)          if to any LC Issuer other than U.S. Bank National Association, to it at the address of such LC Issuer (or telecopy number or e-mail address) set forth in its Administrative Questionnaire;

(v)           if to a Lender, to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile and e-mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Each of the parties hereto hereby agrees that all notices and other communications to one another hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1.       Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic means (including pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.       CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.       CONSENT TO JURISDICTION.  EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT BY THE ADMINISTRATIVE AGENT OR ANY LENDER IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

15.3.       WAIVER OF JURY TRIAL.  EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ARCBEST CORPORATION, as a Borrower

By:	/s/ Donald W. Pearson
Name:	Donald W. Pearson
Title:	Vice President – Treasurer

Signature Page to

ArcBest Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as a LC Issuer and as Administrative Agent

By:	/s/ Daniel D. Wisham
Name:	Daniel D. Wisham
Title:	Vice President

Signature Page to

ArcBest Amended and Restated Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Robert M. Searson
Name:	Robert M. Searson
Title:	Senior Vice President

Signature Page to

ArcBest Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas S. Sherman
Name:	Thomas S. Sherman
Title:	Senior Vice President

Signature Page to

ArcBest Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ David Cravens
Name:	David Cravens
Title:	Executive Vice President

Signature Page to

ArcBest Amended and Restated Credit Agreement

CITIZENS BANK, N.A., as a Lender

By:	/s/ Judith A. Huckins
Name:	Judith A. Huckins
Title:	Vice President

Signature Page to

ArcBest Amended and Restated Credit Agreement

THE FIRST NATIONAL BANK OF FORT SMITH, as a Lender

By:	/s/ James C. Fourmy, Jr.
Name:	James C. Fourmy, Jr.
Title:	Senior Vice President

Signature Page to

ArcBest Amended and Restated Credit Agreement

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	1.25%	1.50%	2.00%	2.25%	2.50%
Base Rate	0.25%	0.50%	1.00%	1.25%	1.50%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	0.175%	0.20%	0.25%	0.30%	0.35%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Parent delivered pursuant to Section 6.1(a) or (b), together with the compliance certificate delivered pursuant to Section 6.1(d).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, the Adjusted Leverage Ratio is less than or equal to 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status and (ii) the Adjusted Leverage Ratio is less than or equal to 1.75 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status or Level II Status and (ii) the Adjusted Leverage Ratio is less than or equal to 2.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Adjusted Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Adjusted Leverage Ratio is less than or equal to 3.50 to 1.00.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and the Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent’s Status as reflected in the then most recently delivered Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Parent and its Subsidiaries is so required.  If the Parent fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and the Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until three (3) days after such Financials are so delivered.

SCHEDULE 1
Commitments

Lender	Total Commitment	Total Commitment Percentage
U.S. BANK NATIONAL ASSOCIATION	$45,000,000	30.000000000%
BRANCH BANKING AND TRUST COMPANY	$35,000,000	23.333333333%
PNC BANK, NATIONAL ASSOCIATION	$35,000,000	23.333333333%
REGIONS BANK	$15,000,000	10.000000000%
CITIZENS BANK, N.A.	$10,000,000	6.666666666%
THE FIRST NATIONAL BANK OF FORT SMITH	$10,000,000	6.666666666%
TOTAL COMMITMENTS	$150,000,000	100.00%

Schedule 5.8

Subsidiaries(1)

	Jurisdiction of	% Ownership
Name	Incorporation	Interest

Subsidiaries of ArcBest Corporation:
ABF Freight System, Inc.	Arkansas	100
ABF Cartage, Inc.	Delaware	100
ABF Farms, Inc.	Arkansas	100
ABF Freight System Canada, Ltd.	Canada	100
ABF Freight System de Mexico, Inc.	Delaware	100
ABF Logistics II, Inc.	Arkansas	100
Contract Logistics, LLC	Oklahoma	100
Land Marine Cargo, Inc.	Puerto Rico	100
Motor Carrier Insurance, Ltd.	Bermuda	100
Transport Realty, Inc.	Arkansas	100
ABF IP Holdings, LLC	Delaware	100
ArcBest IP Holdings, LLC	Delaware	100
FleetNet America IP Holdings, LLC	Delaware	100
Panther IP Holdings, LLC	Delaware	100
ArcBest Technologies, Inc.	Arkansas	100
Arkansas Best Corporation	Delaware	100
Carotrans de Mexico, S.A. DE C.V.	Mexico	100
PartSpan Inc.	Arkansas	100
Panther Premium Logistics, Inc.	Delaware	100
Enterprise Customer Solutions, Inc.	Arkansas	100

Subsidiary of ABF Freight System, Inc.:
ABF Freight System (B.C.) Ltd.	British Columbia	100
ABF Freight Funding LLC	Delaware	100

Subsidiaries of ABF Logistics II, Inc.
ABF Logistics, Inc.	Arkansas	100
ABF Global Supply Chain, Inc.	Arkansas	100
Moving Solutions, Inc.	Arkansas	100
Subsidiaries of Arkansas Best Corporation
FleetNet America, Inc.	Arkansas	100
FTI Groups, Inc.	Texas	100
Subsidiaries of Panther Premium Logistics, Inc.
Panther II Transportation, Inc.	Ohio	100
Expedited Solutions, Inc.	Arkansas	100
Subsidiary of Moving Solutions, Inc.
Albert Companies, Inc.	Delaware	100

(1)  This schedule sets forth the Subsidiaries of ArcBest Corporation after giving effect to certain restructuring transactions occurring on January 2, 2015.

Subsidiaries of Panther II Transportation, Inc.
Panther Global Forwarding, Inc.	Arkansas	100
Panther II, Inc.	Ohio	100
Elite Transportation Services, LLC	Oregon	100
Integres Global Logistics, Inc.	Delaware	100
Subsidiaries of Albert Companies, Inc.
Albert Furniture Company	Texas	100
Addison Moving & Storage, Inc.	Texas	100
Beck Forwarding Company, Inc.	Texas	100
Brian Forwarding Company, Inc.	Texas	100
Jason Forwarding Company, Inc.	Texas	100
Justin Forwarding Company, Inc.	Texas	100
Moving Hound, LLC	Texas	100
Moving Labor Services, Inc.	Texas	100
Robert Forwarding Company, Inc.	Texas	100
American Eagle Van Lines, Inc.	North Carolina	100
American Intercoastal Movers, Inc.	Nebraska	100
Andrews Forwarders, Inc.	Nebraska	100
Andrews Freight Service, Inc.	Nebraska	100
Andrews Leasing, Inc.	Nebraska	100
Andrews Van Lines, Inc.	Nebraska	100
Clark Forwarders, Inc.	Virginia	100
Midwest Moving & Packing, Inc.	Nebraska	100
Park Avenue Clearing House, Inc.	Nebraska	100
Albert Container Concepts LLC	Texas	50
Subsidiary of Integres Global Logistics, Inc.:
Key Transportation Services, Inc.	Texas	100
Subsidiaries of Albert Furniture Company
Albert Moving & Storage, Inc.	Texas	100
James Forwarding Company, Inc.	Texas	100
Wichita Valley Distributors, Inc.	Texas	100
Albert Container Concepts LLC	Texas	50
Subsidiary of Enterprise Customer Solutions, Inc.
Contract Logistics, LLC	Oklahoma	100

Schedule 5.14

Properties

None.

Schedule 6.11

Indebtedness

1.              Indebtedness under letters of credit issued before or after the Effective Date in accordance with that certain Letter of Credit Agreement dated November 17, 2011 between BOKF, National Association and ArcBest Corporation (formerly known as Arkansas Best Corporation); provided such letters of credit shall only be permitted via this Schedule to the extent the aggregate of the outstanding face amounts of such letters of credit does not exceed $5,000,000 at any time.

2.              Indebtedness under letters of credit issued before or after the Effective Date in accordance with that certain Letter of Credit Agreement dated August 23, 1993 with First National Bank of Fort Smith; provided such letters of credit shall only be permitted via this Schedule to the extent the aggregate of the outstanding face amounts of such letters of credit does not exceed $1,000,000 at any time.

Schedule 6.14

Investments

None.

Schedule 6.16

Liens

1.              Liens on cash and related deposit accounts securing outstanding letters of credit and related obligations under the agreements described on Schedule 6.11.

2.              Liens on letters of credit and cash collateral securing surety bonds provided in support of self-insurance programs of the Parent and its Subsidiaries in accordance with applicable law.

EXHIBIT A

[Reserved].

EXH. A-1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                             The Lenders parties to the
Amended and Restated Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of January 2, 2015 (as amended, modified, renewed or extended from time to time, the “Agreement”) among ArcBest Corporation (the “Parent”), the Borrowing Subsidiaries from time to time party thereto (together with the Parent, the “Borrowers”), the Lenders party thereto, the LC Issuers party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                      I am the duly elected [Chief Financial Officer][Treasurer] of the Parent;

2.                                      I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements;

3.                                      The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below; and

4.                                      Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct in all material respects.

5.                                      Schedule II hereto sets forth the determination of the interest rates to be paid for Advances commencing on the first day of the first fiscal month immediately following the date on which the delivery hereof is required under the Agreement.

6.                                      Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement, the Collateral Documents and the other Loan Documents, and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:

EXH. B-1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this    day of        ,    .

Name:
Title: [Chief Financial Officer] [Treasurer]

EXH. B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [         ], 20[  ] with
Provisions of Section 6.23 of
the Agreement

SCH I - 1

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrowers’ Applicable Margin Calculation

SCH. II - 1

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

SCH. III - 1

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:		[and is an Affiliate/ Approved Fund of [identify
Lender](1)

3.	Borrowers:

(1)  Select as applicable.

EXH. C-1

4.	Administrative Agent:		U.S. Bank National Association, as the agent under the Credit Agreement.

5.	Credit Agreement:

The $150,000,000 Amended and Restated Credit Agreement dated as of January 2, 2015 among ArcBest Corporation, the Borrowing Subsidiaries from time to time party thereto (collectively, the “Borrowers”), the Lenders party thereto, the LC Issuers party thereto, U.S. Bank National Association, as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

Facility Assigned			Aggregate Amount of Commitment/Loans for all Lenders(2)		Amount of Commitment/Loans Assigned(3)		Percentage Assigned of Commitment/Loans(4)

[ ]		(5)	$	[ ]	$	[ ]	[ ]	%
[ ]			$	[ ]	$	[ ]	[ ]	%
[ ]			$	[ ]	$	[ ]	[ ]	%

7.	Trade Date:		[ ](6)

Effective Date: [ ], 20[ ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

(2)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(4)  Set forth, to at least 12 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(5)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Commitment”).

(6)  Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

EXH. C-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](7) Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:](8)

[NAME OF RELEVANT PARTY]

By:
Title:

(7)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(8)  To be added only if the consent of the Borrowers is required by the terms of the Credit Agreement.

EXH. C-3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrowers, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with

Annex I - 1

their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic mail (including in PDF) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I - 2

EXHIBIT D-1

FORM OF BORROWING NOTICE(9)

TO:                           U.S. Bank National Association, as administrative agent (the “Administrative Agent”) [and U.S. Bank National Association, as swing line lender (the “Swing Line Lender”)](10) under that certain Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 2, 2015 among ArcBest Corporation (the “Parent”), the Borrowing Subsidiaries from time to time party thereto (together with the Parent, the “Borrowers”) the financial institutions party thereto, as lenders (the “Lenders”), the financial institutions party thereto as “LC Issuers”, and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to the Administrative Agent [and the Swing Line Lender] a request for borrowing pursuant to Section [2.4(b)](11)[2.8](12) of the Credit Agreement, and such Borrower hereby requests to borrow on [               ], 20[  ] (the “Borrowing Date”):

(a)  from the Lenders, on a pro rata basis, an aggregate principal amount of $[           ](13) in Revolving Loans as:

1.  ☐                    a Base Rate Advance

2.  ☐                    a Eurocurrency Advance with the following characteristics:

Interest Period of [       ] month(s)

(b)  from the Swing Line Lender, a Swing Line Loan of $[            ](14) bearing interest at:

(9)  For Revolving Loans, such Borrowing Notice to be delivered not later than 11:00 a.m. (Central time) on the Borrowing Date of each Base Rate Revolving Advance and two (2) Business Days before the Borrowing Date for each Eurodollar Revolving Advance. For Swing Line Loans, such Borrowing Notice to be delivered not later than 12:00 noon (Central time) on the Borrowing Date of each Swing Line Loan.

(10)  For Swing Line Loans.

(11)  For Swing Line Loans.

(12)  For Revolving Loans.

(13)  For Revolving Loans, (a) Eurodollar Borrowings to be made in a minimum amount of $500,000 and incremental amounts in integral multiples of $100,000, and (b) Base Rate Borrowings to be made in a minimum amount of $100,000 and incremental amounts in integral multiples of $25,000, provided, however, that any Base Rate Advance may be in the amount of the Available Aggregate Revolving Commitment.

(14) For Swing Line Loans, Borrowings to be made in a minimum amount of $100,000.

EXH. D-1-1

1.  ☐                    Base Rate

2.  ☐                    Daily Eurocurrency Base Rate

The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) the representations and warranties contained in Article V of the Credit Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) as of the Borrowing Date, there exists no Default or Event of Default, nor shall a Default or Event of Default result from such Credit Extension; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

******

EXH. D-1-2

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated:                 , 20

[BORROWER]

By:
Name:
Title:

EXH. D-1-3

EXHIBIT D-2

FORM OF PAYMENT NOTICE(15)

TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 2, 2015, among ArcBest Corporation (the “Parent”), the Borrowing Subsidiaries from time to time party thereto (together with the Parent, the “Borrowers”) the financial institutions party thereto, as lenders (the “Lenders”), the financial institutions party thereto as “LC Issuers”, and the Administrative Agent.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.7 of the Credit Agreement, the undersigned Borrower hereby notifies the Administrative Agent of its intent to make a prepayment of a portion of its [Eurocurrency] [Base Rate] Revolving Loan in the amount of $[         ](16) on [               ], 20[  ].

(15)  Such Payment Notice to be delivered not later than (i) 11:00 a.m. (Central time) three (3) Business Days prior to any permanent reduction in the Aggregate Commitment of the Lenders, (ii) 11:00 a.m. (Central time) upon the same day as any Base Rate Advance (other than Swing Line Loans) repayment, (iii) 12:00 a.m. (Central time) two (2) Business Days prior to any Eurodollar Advance repayment and (iv) 11:00 a.m. (Central time) upon the same day as any Swing Line Advance repayment.

(16)  Payments to be made in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $100,000 for any permanent reduction in the Commitments of the Lenders. Payments to be made in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time) for any prepayment of Base Rate Advances (other than Swing Line Loans). Payments to be made in a minimum aggregate amount of $500,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time) for any prepayment of Eurodollar Advances.

EXH. D-2-1

IN WITNESS WHEREOF, the undersigned has caused this Payment Notice to be executed on its behalf by its authorized officer as of the date set forth below.

Dated:  [               ], 20[  ]

[BORROWER]

By:
Name:
Title:

EXH. D-2-2

EXHIBIT E

NOTE

[DATE]

[                   ], a [              ] (the “Borrower”), promises to pay to [                                    ] (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of January 2, 2015 (which, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, [ArcBest Corporation,] the Borrowing Subsidiaries from time to time party thereto, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, and the “LC Issuers” party thereto, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees.  The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

EXH. E-1

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402)  OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

[ ]

By:
Print Name:
Title:

EXH. E-2

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF [             ],
DATED [      ]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT F

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated [          ], 20[  ] (this “Supplement”), by and among each of the signatories hereto, to the Amended and Restated Credit Agreement, dated as of January 2, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ArcBest Corporation, the Borrowing Subsidiaries from time to time party thereto (collectively, the “Borrowers”), the Lenders party thereto, the LC Issuers party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.24 of the Credit Agreement, the Borrowers have the right, subject to the terms and conditions thereof, to request one or more Lenders to undertake Additional Commitments under the Credit Agreement from time to time;

WHEREAS, the Borrowers have given notice to the Administrative Agent of their intention to obtain Additional Commitments pursuant to such Section 2.24 of the Credit Agreement; and

WHEREAS, pursuant to Section 2.24 of the Credit Agreement, the undersigned Increasing Lender now desires to provide Additional Commitments under the Credit Agreement by executing and delivering to the Borrowers and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.  The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall provide Additional Commitments with respect to revolving loans in the amount of $[          ].

2.  The Borrowers hereby represent and warrant that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which may be delivered by telecopy or other electronic transmission (including in PDF) and when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document.

EXH. F-1

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ARCBEST CORPORATION

By:
Name:
Title:

[BORROWING SUBSIDIARIES]

By:
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent(17) [and an LC Issuer] (18)

By:
Name:
Title:

[ ]
[as an LC Issuer]

By:
Name:
Title:

(17)  Administrative Agent approval not to be unreasonably withheld.

(18)  LC Issuer approval, not to be unreasonably withheld, required for an increase in the Commitments.

EXH. F-2

EXHIBIT G

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated [          ], 20[  ] (this “Supplement”), to the Amended and Restated Credit Agreement, dated as of January 2, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ArcBest Corporation, the Borrowing Subsidiaries from time to time party thereto (collectively, the “Borrowers”), the Lenders party thereto, the LC Issuers party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.24 thereof that any bank, financial institution or other entity may extend Additional Commitments under the Credit Agreement, subject to the terms and conditions thereof, by executing and delivering to the Borrowers and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.              The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with an Additional Commitment with respect to revolving loans of $[          ].

2.              The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXH. G-1

3.              The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[           ]

4.              The Borrowers hereby represent and warrant that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.              Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.              This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.              This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which may be delivered by telecopy or other electronic transmission (including in PDF) and when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

EXH. G-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

ARCBEST CORPORATION

By:
Name:
Title:

[BORROWING SUBSIDIARIES]

By:
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent(19) [and as an LC Issuer](20)

By:
Name:
Title:

[ ]
[as an LC Issuer]

By:
Name:
Title:

(19)  Administrative Agent approval not to be unreasonably withheld.

(20)  LC Issuer approval, not to be unreasonably withheld, required for an increase in the Commitments.

EXH. G-3

EXHIBIT H

[Reserved].

EXH. H-1

EXHIBIT I-1

FORM OF BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [     ] (this “Agreement”), among ArcBest Corporation, an Arkansas corporation (the “Parent”), [Name of Borrowing Subsidiary], a [          ] (the “New Borrowing Subsidiary”), and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of January 2, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, the LC Issuers from time to time party thereto and U.S. Bank National Association, as Administrative Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Borrowing Subsidiaries (collectively with the Parent, the “Borrowers”), and the Parent and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary.  In addition, the New Borrowing Subsidiary hereby authorizes the Parent to act on its behalf as and to the extent provided for in Article II of the Credit Agreement.  [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Borrowing Subsidiary and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party:  [              ].]

Each of the Parent and the New Borrowing Subsidiary represent and warrant that the representations and warranties of the Borrowers in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.  The Parent agrees that the Guaranty will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Parent, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

EXH. I-1-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

ARCBEST CORPORATION

By:
Name:
Title:

[BORROWING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

EXH. I-1-2

EXHIBIT I-2

FORM OF BORROWING SUBSIDIARY TERMINATION

U.S. Bank National Association
as Administrative Agent
for the Lenders referred to below

[         ]
[         ]

Attention:  [          ]

[Date]

Ladies and Gentlemen:

The undersigned, ArcBest Corporation (the “Parent”), refers to the Amended and Restated Credit Agreement dated as of January 2, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent, the Borrowing Subsidiaries from time to time party thereto (collectively, the “Borrowers”), the Lenders from time to time party thereto, the LC Issuers from time to time party thereto and U.S. Bank National Association, as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Parent hereby terminates the status of [              ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement.  [The Parent represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Parent acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

EXH. I-2-1

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

ARCBEST CORPORATION

By:
Name:
Title:

EXH. I-2-2